Exhibit 10.2

EXECUTION VERSION

RECEIVABLES PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of March 21, 2012

Among

CHS/COMMUNITY HEALTH SYSTEMS, INC.

as the Transferor,

and

COMMUNITY HEALTH SYSTEMS PROFESSIONAL SERVICES CORPORATION,

as the Collection Agent

and

CHS RECEIVABLES FUNDING, LLC,

as the Company

i

ii

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Condition Precedent Documents (Closing List)
SCHEDULE II	Legal Name, Jurisdiction of Organization, Organizational ID Number, Principal Place of Business, Chief Executive Office, Location of Records and Registered Names

EXHIBITS

EXHIBIT A	Form of Assignment of Agreements
EXHIBIT B	Form of Business Associate Agreement
EXHIBIT C	Form of Monthly Report

iii

THIS RECEIVABLES PURCHASE AND CONTRIBUTION AGREEMENT, dated as of March 21, 2012 (as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof, the “Agreement”), among:

(1)	CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Transferor”);

(2)	COMMUNITY HEALTH SYSTEMS PROFESSIONAL SERVICES CORPORATION, a Delaware corporation (“Professional Services”), in its capacity as the initial Collection Agent hereunder (in such capacity, the “Collection Agent”); and

(3)	CHS RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Company”).

PRELIMINARY STATEMENTS.

WHEREAS, pursuant to the Sale Agreement, each Originator is selling and transferring to the Transferor all of such Originator’s right, title and interest in the accounts receivable originated by such Originator on the terms and conditions provided therein;

WHEREAS, the Transferor desires to sell or contribute, and the Company desires to purchase or accept as a contribution, all of the Transferor’s right, title and interest in the accounts receivable originated by the Originators and purchased by the Transferor under the Sale Agreement on the terms and conditions provided herein;

WHEREAS, the Collection Agent may from time to time, in accordance with the Documents and subject to the restrictions thereunder, perform servicing duties with respect to the Transferred Property;

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AccessOne Program Receivables” means any Receivable that is subject to, and has not been repurchased pursuant to the terms of, (i) that certain Amended and Restated Receivables Purchase Agreement, dated October 19, 2004, between QHG of South Carolina, Inc. and HRA Financial Services, Inc., (ii) that certain Amended and Restated Receivables Purchase

Agreement, dated October 15, 2004, between Mary Black Health System LLC and HRA Financial Services, Inc., as amended, restated, supplemented or modified from time to time, (iii) that certain Amended and Restated Receivables Purchase Agreement, dated October 12, 2004, between QHG of Enterprise, Inc. and AccessOne Medcard, Inc., as amended, restated, supplemented or modified from time to time, (iv) that certain Amended and Restated Receivables Purchase Agreement, dated October 12, 2004, between Carlsbad Medical Center, LLC and HRA Financial Services, Inc., as amended, restated, supplemented or modified from time to time, (v) that certain Amended and Restated Receivables Purchase Agreement, dated October 13, 2004, between Lea Regional Hospital, LLC and HRA Financial Services, Inc., as amended, restated, supplemented or modified from time to time, or (vi) that certain Amended and Restated Receivables Purchase Agreement, dated October 15, 2004, between Las Cruces Medical Center, LLC and HRA Financial Services, Inc., as amended, restated, supplemented or modified from time to time.

“Administrative Agent” means, Credit Agricole Corporate and Investment Bank, as administrative agent under the Loan Agreement.

“Affiliate” when used with respect to a Person means any other Person controlling, controlled by or under common control with such Person.

“Aggregate Transfer Value” means, as of any Settlement Date, the aggregate Transfer Value with respect to all Receivables Transferred from Transferor to the Company during the related Collection Period.

“Agreement” has the meaning assigned to that term in the Recitals.

“Applicable Law” means, as to any Person, all statutes, laws, ordinances, rules, and regulations of any Governmental Entity, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Assignment of Agreements” means that certain Assignment of Agreements, dated as of the Closing Date, among the Transferor, the Company and the Administrative Agent in the form attached hereto as Exhibit A, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof.

“Bad Debt Reserve” means the allocable portion of the bad debt reserve on the books and records of the Originators as established and allocated from time to time by the Originators and the Collection Agent in their sole discretion with respect to the Receivables included in a Transfer.

“Bankruptcy Law” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.) as amended from time to time, or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable U.S. jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, on any day, a fluctuating rate of interest per annum equal to the higher of (i) the per annum rate of interest equal to the PRBKCHMN Index as published by Bloomberg (or other commercially available source designated by the Administrative Agent) and (ii) 0.50% per annum above the Federal Funds Rate.

“Business Associate Agreement” means an agreement in substantially the form of Exhibit B.

“Business Day” means a day of the year other than a Saturday or a Sunday on which banks are required to be open in New York City.

“Buyer” means CHS/Community Health Systems, Inc. in its capacity as the buyer under the Sale Agreement.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), shall own, directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent, (b) a majority of the seats (other than vacant seats) on the board of directors of the Parent or the Transferor shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Parent or the Transferor, nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to the Parent, the Transferor or the Collection Agent (if it is an Affiliate of the Transferor, any Originator or the Parent) shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which such Person is a party (other than, under any indenture or agreement in respect of Material Indebtedness assumed in connection with a permitted acquisition or any change in control triggered by the permitted acquisition pursuant to which such Material Indebtedness was assumed), or (d) the Parent shall cease to own, directly or indirectly, beneficially and of record (i) 100% of the issued and outstanding equity interests of the Transferor, any Originator (other than the Specified Originators) or the Collection Agent (if it is an Affiliate of the Transferor, any Originator or the Parent), or (ii) the percentage of the issued and outstanding equity interests of any Specified Originator specified on Schedule V to the Sale Agreement or such other percentage that is not less than 5% below such percentage listed on such Schedule V.

“Closing Date” means March 21, 2012.

“CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor and the regulations promulgated and rulings issued thereunder.

“Collection Account” means an account that is (i) maintained at a bank or other financial institution in the name of an Originator for the purpose of receiving Collections and (ii) subject to the Deposit Account Notification Agreement (Government Healthcare Receivables).

“Collection Account Bank” means a bank or other financial institution holding one or more Collection Accounts, which on the Closing Date shall be Bank of America, N.A.

“Collection Agency Receivable” means a Receivable that has been referred to a third party secondary collection agency by the Collection Agent.

“Collection Agent” means, at any time, the Person or Persons then authorized pursuant to Article VI to service, administer and collect Receivables, initially Professional Services, in such capacity.

“Collection Date” means the date following the Termination Date on which the aggregate Outstanding Balance of all Transferred Receivables (other than Transferred Receivables which have not been paid as a result of an Insolvency Proceeding with respect to an Obligor) has been reduced to zero and the Company has received all other amounts due to it in connection with this Agreement or any other agreement executed pursuant hereto or in connection herewith.

“Collection Period” means a calendar month.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including insurance payments under any insurance policy and all cash proceeds of the Related Security with respect to such Receivable.

“Company” has the meaning set forth in the Preamble.

“Concentration Account” means an account, subject to the Control Agreement and maintained in the name of the Company at the Concentration Account Bank for the purpose of receiving transfers from the Collection Accounts and for transacting all banking activities in accordance with the Facility Documents.

“Concentration Account Bank” means Bank of America, N.A. or, with the prior written consent of the Administrative Agent, another bank or financial institution.

“Contract” means an insurance policy, contract or other instrument obligating an Obligor to make payment with respect to a Receivable.

“Contractual Allowances” means, with respect to any Receivable, an amount set forth in the Monthly Report and approved by the Administrative Agent by which such Receivable, consistent with the applicable Originator’s historical collection experience, is expected to be reduced prior to payment thereof by the Obligor, as such amount may be adjusted, upwards or downwards, in the manner set forth in the Loan Agreement.

“Contributed Property” means, with respect to a Collection Period, an undivided percentage interest equal to the Contribution Percentage in (i) all Receivables that are Contributed or intended to be Contributed to the Company under this Agreement during such Collection Period, (ii) all Related Security relating to such Receivables and (iii) all Collections with respect to, and other proceeds of such Receivables.

“Contribution” means a contribution of Contributed Property to the Company from the Transferor pursuant to Section 2.01. “Contributing” and “Contributed” have meanings correlative thereto.

“Contribution Percentage” means, with respect to any Collection Period, the amount (expressed as a percentage) equal to 1 minus the Purchase Percentage.

“Contribution Value” means, with respect to any Contribution as of a Settlement Date, the Contribution Percentage of the Aggregate Transfer Value with respect to the related Collection Period.

“Control Agreement” means (a) that certain Deposit Account Control Agreement, dated as of the Closing Date, among the Company, the Administrative Agent and Bank of America, N.A., as the Concentration Account Bank, and (b) each other Deposit Account Control Agreement entered into among the Company, the Administrative Agent and a Concentration Account Bank, in each case in form and substance satisfactory to the Administrative Agent, as each such agreement may be amended, modified, supplemented or restated in accordance with its terms and the terms hereof.

“Credit and Collection Policy” means the credit, contracting and collection policies and practices relating to Contracts and Receivables of the Originators previously provided to each Managing Agent, as modified in compliance with Section 6.02(c) of this Agreement and provided to or accessible to each Managing Agent in electronic format.

“Critical Accounting Policy” means the “Critical Accounting Policy” (as such term is defined in the annual report on Form 10-K of the Parent).

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services beyond ordinary course of business payment terms for trade payables, (d) obligations secured by a valid Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above.

“Defaulted Receivable” means a Receivable:

(a) as to which, as of the date that is 150 days after the Last Service Date, the amount paid thereon is less than the Expected Net Value of such Receivable (other than as a result of a miscalculation by the Collection Agent of Contractual Allowances),

(b) as to which the Obligor thereof is currently the subject of an Insolvency Proceeding, or

(c) which, consistent with the Credit and Collection Policy, has been or should be written off the Company’s or an Originator’s books as uncollectible.

“Delinquent Receivable” means a Receivable, other than a Defaulted Receivable, as to which, as of the date that is 120 days after the Last Service Date, the amount paid thereon is less than the Expected Net Value of such Receivable (other than as a result of a miscalculation by the Collection Agent of Contractual Allowances).

“Deposit Account Notification Agreement (Government Healthcare Receivables)” means (a) that certain Deposit Account Notification Agreement (Government Healthcare Receivables), dated as of the Closing Date, among the Originators, the Administrative Agent, the Collection Account Bank, and, solely for purposes of Section 11 thereof, the Transferor, and (b) each other agreement entered into by one or more Originators, the Administrative Agent and a Collection Account Bank providing for, among other things, standing revocable instructions by such Originators to transfer Collection Account funds to a Concentration Account and notification to the Administrative Agent of any change in such instructions, in each case in form and substance satisfactory to the Administrative Agent, as such agreement may be amended, modified, supplemented or restated in accordance with its terms and the terms hereof.

“Discount” means, in respect of each Transfer hereunder, a percentage of the aggregate Expected Net Value of the Receivables that are the subject of such Transfer. The initial Discount shall be 0.20%. The Transferor and the Company may agree in writing from time to time to change the Discount based on changes in one or more of the items affecting the calculation thereof; provided, however, that any change to the Discount shall take effect as of the commencement of a Collection Period, shall apply only prospectively and shall not affect the Purchase Price payment or Contribution Value in respect of Transfers which occurred during any Collection Period ending prior to the Collection Period in respect of which the Transferor and the Company agree to make such change.

“Distributed Funds” has the meaning assigned to that term in Section 2.03(a).

“Documents” means this Agreement, the Sale Agreement, the Loan Agreement, the Transferor Documents, the Facility Documents, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Eligible Obligor” means, at any time, an Obligor which is:

(a) not an Affiliate of the Company, the Transferor or any Originator;

(b) a resident of the United States;

(c) not the Obligor of Defaulted Receivables having an Expected Net Value in an aggregate amount of 25% or more of the aggregate Expected Net Value of all Receivables of such Obligor;

(d) not the subject of any Insolvency Proceeding; and

(e) an Insurer or a Governmental Entity.

For the avoidance of doubt, an Obligor that is ineligible pursuant to two or more clauses above shall be counted as ineligible under this Agreement once, without duplication.

“Eligible Receivable” means, at any time, a Receivable:

(a) the Obligor of which is an Eligible Obligor;

(b) which is not a Delinquent Receivable, a Defaulted Receivable or a Collection Agency Receivable;

(c) which (i) is an “account”, including a health-care-insurance receivable, or a general intangible within the meaning of the UCC and is not evidenced by any instrument or chattel paper, (ii) unless it is an Unbilled Receivable, has been invoiced by the applicable Originator and as to which all performance and other action required to be taken in connection therewith by the applicable Originator (and, if applicable, the Company) for the Obligor has been so performed or taken, (iii) is denominated and payable only in U.S. Dollars, (iv) that has not been compromised in any manner that would reduce the amount payable with respect thereto in any manner not reflected in the Total Reserves or the Contractual Allowances with respect thereto (including by extension of time of payment) and, in any event, is payable in an amount approximating its Expected Net Value by the Obligor or Obligors identified by the applicable Originator in its records as being obligated to do so, (v) is net of any deductible limitations, commissions, fees, or other discounts, (vi) is based on an actual and bona fide rendition of services or sale of goods to the patient by the applicable Originator in the ordinary course of business, (vii) to the extent required under Applicable Law, is subject to a Patient Consent Form executed by the applicable patient, and (viii) satisfies all applicable requirements of, and, in the case of Receivables owed by Governmental Entities or Insurers, was originated and processed in accordance with, the Credit and Collection Policy or the Critical Accounting Policy, as applicable, and the billing requirements of the applicable Obligor except in any Immaterial Respect;

(d) which is payable in an amount at least equal to its Expected Net Value by the Obligor or Obligors identified by the applicable Originator in its records as being obligated to do so;

(e) (i) neither the applicable Originator nor the Transferor of which was at the time of transfer or currently is the subject of any Insolvency Proceeding, and (ii) the applicable Originator of which has not been the subject of a Removal;

(f) which is not the subject of any action, suit, proceeding or dispute (pending or threatened), setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor thereof (except for statutory rights of Governmental Entities that are not pending or threatened) unless, in the case of a Receivable from a Governmental Entity, Medicare/Medicaid Cost Report Liability Reserves have been established with respect thereto in an amount in compliance with the Critical Accounting Policy and otherwise reasonably satisfactory to the Administrative Agent;

(g) which is not based on any cost report settlement or expected settlement due from any Governmental Entity;

(h) the invoice for the goods and services constituting the basis for which, has been prepared, delivered and is in a form such that, after application of all relevant Contractual Allowances adjustments have been applied to such Receivable and the invoiced balance thereunder, the expected payments for the invoiced goods and services will be in an amount approximating the Expected Net Value of such Receivable;

(i) the transactions contemplated hereunder are made in good faith and without actual intent to hinder, delay or defraud present or future creditors of the Transferor or any Originator;

(j) the assignment of which (including the grant of a perfected security interest therein and the assignment of any Related Security) does not contravene or conflict in any material respect with any Applicable Law or any contractual or other restriction, limitation or restriction with regard to confidentiality;

(k) the Obligor with respect to which has been directed to make payments on such Receivable to a Lock-Box or Collection Account;

(l) the Contract with respect to which, (i) together with such Receivable, does not contravene in any material respect any Applicable Law (including laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such Applicable Law in any material respect, (ii) does not contain any provision prohibiting the grant of a Lien in such payment obligation from the patient to the Originator, from the Originator to the Transferor, from the Transferor to the Company or from the Company to the Administrative Agent, (iii) has been duly authorized and, together with such Receivable, constitutes the legal, valid and binding obligation of the Obligor, and (iv) was in full force and effect and applicable to the customer or patient at the time the goods or services constituting the basis for such Receivable were sold or performed;

(m) with respect to which no consents by any third party to the grant of a security interest therein are required other than consents previously obtained in writing by the applicable Originator or the Transferor, as the case may be;

(n) as to which the Administrative Agent has not notified the Company and the Collection Agent that the Administrative Agent has determined, in its reasonable business judgment exercised in good faith, that the inclusion of such Receivable (or class of Receivables (other than Medicare or Medicaid)) would have a material adverse effect on the program;

(o) (i) which, prior to the grant of an interest therein pursuant to this Agreement, is owned by the Transferor free and clear of any Lien (other than Permitted Liens), and (ii) with respect to which, from and after the grant of an interest therein pursuant to this Agreement, the Company has a properly perfected first priority security interest therein, free and clear of any Lien (other than Permitted Liens) which has been assigned to the Administrative Agent, who has a properly perfected first priority security interest therein, free and clear of any Lien (other than Permitted Liens);

(p) which is not an Ineligible Receivable;

(q) which, if it is an Unbilled Receivable, is not within 10 days of the statutory limit for billing and collection applicable to the Obligor thereof and is not aged more than 30 days from its Last Service Date;

(r) except for an Unbilled Receivable, all information set forth in the bill and supporting claim documents with respect to which is true, complete and correct except in any Immaterial Respect, and, in all cases, if additional information is requested by the Obligor, the Collection Agent (or related Originator) has or will promptly provide (or cause to be provided) the same, and if any error has been made with respect to such information, the Collection Agent (or related Originator) will promptly correct the same and, if necessary, rebill such Receivable;

(s) with respect to which the Originator’s Medicare or Medicaid cost reports have been examined and audited or “final settled” or for which a Notice of Program Reimbursement (“NPR”) has been issued by (i) as to Medicaid, the applicable state agency or other CMS designated agent or agents of such state agency, charged with such responsibility, or (ii) as to Medicare, the Medicare intermediary or other CMS designated agents charged with such responsibility, and there is no basis for any Governmental Entity to assert an offset with respect to such Receivable, including as the result of any unpaid amounts, with respect to any audit, financial settlement or NPR, except to the extent covered by Medicare/Medicaid Cost Report Liability Reserves; and

(t) is not an AccessOne Program Receivable.

For the avoidance of doubt, (i) a Receivable or portion of a Receivable that is ineligible pursuant to two or more clauses above shall be counted as ineligible under this Agreement once, without duplication, and (ii) so long as no Termination or Event of Termination is continuing, an Eligible Receivable that becomes ineligible under any clause hereunder may be resubmitted as an Eligible Receivable at a future date if and to the extent all qualifications under this definition are satisfied as of the date of resubmission (including curing the basis for the initial determination of ineligibility hereunder).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a failure by any Plan to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Parent or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Parent or any of the subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Parent or any such subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Parent or any subsidiary.

“Event of Termination” has the meaning assigned to that term in Section 7.01.

“Expected Net Value” means, with respect to any Receivable, the sum of (a) the gross unpaid amount of such Receivable on the date of creation thereof minus (b) all Contractual Allowances with respect to such Receivable.

“Facility Documents” has the meaning set forth in the Loan Agreement.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” means the generally accepted accounting principles in the United States in effect from time to time including, at any time after the adoption thereof in the United States, the generally accepted accounting standards from time to time developed and approved by the International Accounting Standards Board.

“Governmental Entity” means the United States of America, any state thereof, any political subdivision of a state thereof and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

Payments from Governmental Entities will be deemed to include payments governed under the Social Security Act (42 U.S.C. §§ 1395 et seq.), including payments under Medicare, Medicaid and TRICARE/CHAMPUS, and payments administered or regulated by CMS; provided that for purposes of the definition of “Eligible Obligor”, Governmental Entities with respect to Medicaid-related and Medicare-related Receivables shall be treated as separate entities in the manner identified in the Monthly Report.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules, and regulations of any Governmental Entity with respect to regulatory matters primarily relating to patient healthcare, healthcare providers, and healthcare services (including Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. § 1320a 7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” HIPAA and the Social Security Act, as amended, Section 1877, 42 U.S.C. § 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, the Privacy Standards, the Security Standards, and the Privacy provisions (Subtitle D) of the Health Information Technology for Economic Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, and its implementing regulations.

“Illinois Receivable” means a Receivable payable by a Governmental Entity to an Originator that is organized under the laws of the State of Illinois.

“Immaterial Respect” means, with respect to (1) any eligibility criteria relating to the Transfer of a Receivable, any non-compliance with such eligibility criteria that does not result in (i) the diminution in any amount whatsoever (x) in the timely payment or, (y) in the amount of Transfer Value of such Receivable, or (ii) the impairment exclusion, elimination or limitation of any material rights, remedies or benefit that otherwise would be available to obtain Collections on such Receivable, or (2) any representation or warranty hereunder, any breach of a representation or warranty that does not result in (i) the diminution in any amount whatsoever (x) in the timely payment or, (y) in the amount of Transfer Value of the Transferred Receivables, or (ii) the impairment exclusion, elimination or limitation of any material rights, remedies or benefit that otherwise would be available to obtain Collections on the Transferred Receivables.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Parties” has the meaning assigned to that term in Section 8.01.

“Ineligible Receivable” means a Receivable on the books and records of an Originator in one of the following financial classes from the list of all financial classes categorized by the Originators set forth on the schedule of financial classes provided to the Administrative Agent on the Closing Date: (i) Early-Out Blue Cross, (ii) Early-Out HMO/PPO, (iii) Early-Out Other Insurance, (iv) Champus, (v) Workers Comp., (vi) Other Governmental, (vii) Schip Standards, (viii) Schip Nonstandard, (ix) Industrial, (x) Auto Insurance Liability, or (xi) Other Non-Government.

“Initial Transfer” means the initial Transfer made by the Transferor hereunder.

“Initial Transfer Date” means March 26, 2012 or the first date thereafter on which all of the conditions precedent specified in Sections 3.01 and 3.02 have been satisfied.

“Insolvency Proceeding” means, with respect to any Person, any of the following events: (a) any proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, dissolution, stay of proceedings, arrangement, adjustment, protection, relief, or composition of it or its debts under any Bankruptcy Law or (b) any proceeding shall be instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, stay of proceedings, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Bankruptcy Law, and such proceeding shall remain unstayed for a period of 60 days, or the requested adjudication, relief or other action sought thereby shall have been made, granted or taken.

“Insurer” means any Person (other than a Governmental Entity) which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including commercial insurance companies, nonprofit insurance companies (such as the Blue Cross, Blue Shield entities), employers or unions which self insure for employee or member health insurance, prepaid health care organizations, preferred provider organizations, health maintenance organizations or any other similar Person. “Insurer” includes insurance companies issuing health, personal injury, workers’ compensation or other types of insurance but does not include any individual guarantor.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Last Service Date” means, with respect to any Receivable, the date on which the related patient was discharged from the care of the applicable Originator.

“Lenders” has the meaning set forth in the Loan Agreement.

“Lien” means a lien, assignment, mortgage, pledge, hypothecation, privilege, title retention, security interest, charge, hypothec, encumbrance or other right or claim of any Person.

“Loan Agreement” means that certain Receivables Loan Agreement, dated as of March 21, 2012, among the Company, Professional Services, in its capacity as Collection Agent, the Lenders party thereto from time to time, the Managing Agents party thereto from time to time and Credit Agricole Corporate and Investment Bank, as Administrative Agent, as such agreement may be amended, modified, supplemented or restated in accordance with its terms.

“Lock-Box” means a post office box to which Collections are remitted for retrieval by a Collection Account Bank and deposited by such Collection Account Bank into a Collection Account.

“Managing Agent” has the meaning set forth in the Loan Agreement.

“Material Adverse Effect” means a material adverse change since December 31, 2011 in, or a material adverse effect upon, (a) the operations, business, properties or financial condition of (i) the Originators taken as a whole, or the Collection Agent or (ii) the Parent and its subsidiaries, taken as a whole, (b) the ability of the Collection Agent, the Parent, CHS or any Material Originator to perform in any material respects their respective obligations under this Agreement or any other Document to which it is a party, or (c) (i) the legality, validity, binding effect or enforceability of any Document, or (ii) the perfection or priority of any ownership interest granted under any of the Documents (other than with respect to an immaterial amount of Transferred Property and which the applicable Originator, Collection Agent or CHS is diligently disputing by appropriate proceedings).

“Material Indebtedness” means any Debt (other than any Debt incurred under the Documents) of any one or more of the Parent, the Transferor, the Collection Agent or any Originator in an aggregate principal amount exceeding $50,000,000.

“Material Originator” has the meaning set forth in the Sale Agreement.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) and any statutes succeeding thereto.

“Medicare/Medicaid Cost Report Liability Reserve” has the meaning set forth in the Loan Agreement.

“Monthly Distributed Funds” has the meaning assigned to that term in Section 2.03(a).

“Monthly Report” means a report, in substantially the form of Exhibit C, executed by a Responsible Officer of the Collection Agent and furnished to the Administrative Agent and each Managing Agent pursuant to Section 2.03.

“Monthly Report Due Date” means, with respect to any Collection Period, the 20th day of the calendar month following such Collection Period, or, if such day is not a Business Day, the next succeeding Business Day.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is contributed to by the Transferor or with respect to which the Transferor has any liability (including on behalf of any ERISA Affiliate).

“Net Receivables Balance” has the meaning set forth in the Loan Agreement.

“Noncomplying Receivable” means any Receivable with respect to which the Company has received notice from the Transferor or the Collection Agent (or following a Termination or Event of Termination, the replacement Collection Agent) that such Receivable was included in calculations contained in the most recently delivered Monthly Report as an Eligible Receivable that was not an Eligible Receivable as of the date Transferred hereunder or that the Transferor otherwise breached any representation, warranty or covenant made with respect to such Receivable hereunder when Transferred.

“Noncomplying Receivable Portion” means, with respect to any Noncomplying Receivable, the portion of such Receivable that has caused such Receivable to be classified as a Noncomplying Receivable (whether due to a dispute, discount, deduction, claim, offset, defense or counterclaim of any kind relating to such Receivable or any other performance related or contractual dilution affecting such Receivable, including, without limitation, product quality, warranties, setoffs, deductions, discounts, rebates, incentive programs and adjustments) such that, if such amount is paid to the Company pursuant to Section 2.03(b), the remaining Outstanding Balance of such Receivable shall constitute an Eligible Receivable in all respects; provided¸ if the Noncomplying Receivable Portion exceeds 50% of the Outstanding Balance for any Receivable, then the Noncomplying Receivable Portion shall be deemed to equal 100% of the Outstanding Balance of such Receivable.

By way of example, if the Company purchased or accepted for a contribution a Receivable hereunder with an Expected Net Value of $1,100,000 and, by virtue of clerical error, the Expected Net Value was overstated by $100,000 (i.e., the Expected Net Value as of the Transfer Date was in fact $1,000,000), the Noncomplying Receivable Portion of such Receivable is equal to $100,000.

“Noncomplying Receivables Adjustment” means, with respect to any Collection Period, an amount equal to the aggregate of, with respect to each Receivable which the Collection Agent or the Company (or its assigns) has identified to the Authorized Representative as a Noncomplying Receivable during such Collection Period, either (i) as of any date prior to the Termination Date that no Termination or Event of Termination is outstanding, the Noncomplying Receivable Portion of each such Receivable, and (ii) in all other circumstances, the Outstanding Balance of each such Receivable.

“Notice” has the meaning set forth in the Sale Agreement.

“NPR” has the meaning assigned to that term in clause (s) of the defined term “Eligible Receivable”.

“Obligor” means an Insurer, Governmental Entity or other Person, as applicable who is responsible for the payment of all or any portion of a Receivable.

“Originator” or “Originators” has the meaning set forth in the Sale Agreement.

“Originator Notes” has the meaning set forth in the Sale Agreement.

“Outstanding Balance” of any Receivable at any time means (x) the Expected Net Value of such Receivable, minus (y) the aggregate amount of (i) all Collections received in the Concentration Account with respect to such Receivable, and (ii) all Noncomplying Receivables Adjustment with respect to such Receivable that have been applied or paid in accordance with Section 2.03.

“Parent” means Community Health Systems, Inc., a Delaware corporation.

“Parent Credit Agreement” means that certain Credit Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010, and February 2, 2012, and as further amended by the Replacement Revolving Credit Facility and Incremental Term Loan Assumption Agreement dated as of March 6, 2012, among CHS, as borrower, the Parent, the lenders party thereto, and Credit Suisse AG, as administrative agent and as collateral agent for the lenders, as such agreement may be further amended, modified, supplemented or restated from time to time in accordance with its terms.

“Patient Consent Form” has the meaning set forth in the Sale Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Undertaking” has the meaning set forth in the Loan Agreement.

“Permitted Liens” means (a) liens for taxes, fees, assessments and other governmental charges that are not delinquent and in respect of which adequate reserves have been established, (b) any Lien created by or in connection with any Facility Document, (c) Liens created by or in connection with the Parent Credit Agreement which, by their terms, do not attach to Transferred Receivables or any rights, title or interest in or to any of the Documents, except that the Originator Notes may be pledged to the extent required by the Parent Credit Agreement, and (d) Liens (i) which do not interfere in any material respect with the business of any Originator, or (ii) arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by an Originator, in each case under this clause (d), which do not secure any Debt.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, sponsored, maintained or contributed to by the Parent or an Originator, with respect to an Originator or Parent has any liability (including on behalf of any ERISA Affiliate).

“Professional Services” has the meaning assigned to that term in the Recitals.

“Purchase” means a purchase of Purchased Property by the Company from the Transferor pursuant to Section 2.01. “Purchasing” and “Purchased” have meanings correlative thereto.

“Purchase Percentage” means, with respect to a Collection Period, the lesser of (x) 100% and (y) the percentage equivalent of a fraction, the numerator of which is the Monthly Distributed Funds and the denominator of which is the Aggregate Transfer Value, in each case for such Collection Period.

“Purchase Price” means, with respect to any Purchase as of a Settlement Date, the Purchase Percentage of the Aggregate Transfer Value with respect to the related Collection Period.

“Purchased Property” means, with respect to a Collection Period, an undivided percentage interest equal to the Purchase Percentage in (i) all Receivables that are sold or intended to be sold to the Company under this Agreement during such Collection Period, (ii) all Related Security relating to such Receivables and (iii) all Collections with respect to, and other proceeds of such Receivables.

“Receivables” means all accounts (including health-care-insurance receivables), instruments and general intangibles, whether now existing or hereafter arising, and all proceeds of any of the foregoing, in each case, consisting of rights of payment arising out of the rendition of medical, surgical, diagnostic or other professional medical services or the sale of medical products by an Originator in the ordinary course of its business, including all third-party reimbursable portions or third-party directly payable portions of health-care-insurance receivables or general intangibles owing (or in the case of Unbilled Receivables, to be owing) by an Obligor, including all rights to reimbursement under any agreements with and payments from Obligors, patients or other Persons, together with all books, records, ledger cards, rights to access and use data processing records, rights to use computer software, and other property at any time used or useful in connection with, evidencing, embodying, referring to, or relating to any of the foregoing, in all cases, to the extent acquired by Transferor from the Originators from time to time under the Sale Agreement.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, rights to access and use data processing software and related property and rights) maintained with respect to Receivables and the related Obligors.

“Related Security” means with respect to any Receivable:

(a) all of the applicable Originator’s interest in the merchandise (including returned, repossessed or foreclosed merchandise), if any, relating to the sale which gave rise to such Receivable;

(b) all other Liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(c) the assignment to the Company of all UCC financing statements or similar documents covering any collateral securing payment of such Receivable;

(d) all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(e) all Records; and

(f) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, securities accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

“Responsible Officer” means, with respect to any Person, its president, company controller, vice president, treasurer or chief financial officer designated by resolution of such Person as being authorized to deliver notices, reports and certificates under this Agreement.

“Revolving Principal Balance” has the meaning set forth in the Loan Agreement.

“Sale Agreement” means that certain Receivables Sale Agreement dated as of the date hereof, among the Originators, the Buyer and the Collection Agent, together with all instruments, documents and agreements executed by any of the Originators in connection therewith, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms thereof and hereof.

“Servicer Termination Event” means the occurrence of any of the following:

(a) any Event of Termination;

(b) any withdrawal by the Collection Agent from a Collection Account or the Concentration Account in contravention of or otherwise not in accordance with the terms of this Agreement or any other Facility Document;

(c) any failure on the part of the Collection Agent duly to comply in any material respect with any of its duties, covenants or obligations hereunder, as “Collection Agent” under this Agreement, the Sale Agreement, the Loan Agreement or under any Document, any Contract, any Applicable Law with respect to any Receivable, or under the standards, duties and obligations set forth in the Credit and Collection Policy, in each case, as determined by the Company (or its assigns) in the exercise of its reasonable commercial judgment, which failure shall continue uncured or unwaived for a period of 10 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure shall have been given to the Collection Agent by the Company or its assigns, and (y) the date on which a Responsible Officer of the Collection Agent acquires knowledge thereof;

(d) the Collection Agent agrees to or otherwise permits to occur any material change in the Credit and Collection Policy that is not in compliance with Section 6.02(c);

(e) Professional Services (if then acting as Collection Agent) assigns its rights or obligations as “Collection Agent” hereunder to any Person without the consent of the Administrative Agent and the approval of each Managing Agent (as required by Section 6.01);

(f) any financial or other information reasonably requested by the Administrative Agent or any Managing Agent is not provided as requested within a reasonable amount of time following such request; or

(g) any representation or warranty made or deemed made by the Collection Agent or any of its officers under or in connection with this Agreement or any other Facility Document shall have been false, incorrect or misleading in any material respect when made or deemed made.

“Servicing Fee” has the meaning set forth in the Sale Agreement.

“Settlement Date” means, with respect to each Transfer, the Monthly Report Due Date covering the monthly period in which the related Transfer Date occurred.

“Specified Originators” has the meaning set forth in the Sale Agreement.

“Termination” means any event or circumstance that but for notice or lapse of time or both would constitute an Event of Termination.

“Termination Date” means the date on which the Transferor’s obligation to sell and contribute and the Company’s obligation to purchase and accept as a contribution Receivables hereunder terminates, which date shall occur on the earliest to occur of (i) the delivery of a Termination Declaration Notice, (ii) the occurrence of any event described in clause (i)(B) or clause (i)(C) of Section 7.01(f), (iii) the occurrence of any event described in Section 7.01(d) and (iv) the date on which all amounts payable under the Documents have been paid in full and all commitments under the Documents have been terminated.

“Termination Declaration Notice” has the meaning assigned to that term in Section 7.01.

“Transfer” means a Contribution or a Purchase. “Transferring” and “Transferred” have meanings correlative thereto.

“Transfer Date” has the meaning assigned to that term in Section 2.01(a).

“Transfer Value” means, with respect to any Transfer, the aggregate Expected Net Value of the Receivables included in such Transfer minus the Discount for such Transfer, minus the Bad Debt Reserve, which the parties agree is the best estimation of the fair market value of such Receivables.

“Transferor” has the meaning set forth in the Preamble.

“Transferor Documents” means this Agreement, the Control Agreement, the Deposit Account Notification Agreement (Government Healthcare Receivables) and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transferor’s Account” means the account of the Transferor for the benefit of the Transferor at Bank of America, N.A., identified in writing by the Collection Agent to the Administrative Agent, which account shall be utilized by the Company for all payments and distributions to the Transferor hereunder, or such other bank account identified in writing by the Transferor to the Company from time to time.

“Transferred Property” means Contributed Property or Purchased Property.

“Transferred Receivable” means any Receivable included in the Contributed Property or in the Purchased Property.

“TRICARE/CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC §§ 1071-1106, and all regulations promulgated thereunder including (1) all federal statutes (whether set forth in 10 USC §§ 1071-1106 or elsewhere) affecting TRICARE/CHAMPUS, and (2) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement, and other guidelines of all Governmental Entities (including the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of TRICARE/CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case as may be amended, supplemented or otherwise modified from time to time.

“Trigger Event” has the meaning set forth in the Loan Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unbilled Receivable” means a Receivable in respect of which the goods have been shipped, or the services rendered, to the relevant customer or patient, rights to payment thereon have accrued, but the invoice has not been rendered to the applicable Obligor.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” or “US $” means the lawful currency of the United States.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Terms. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. Whenever appropriate, in the context, terms used herein in the singular also include the plural, and vice versa. The words “including”, “included” and words of similar impact are not limiting.

SECTION 1.03. Accounting Terms and Principles. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all accounting determinations required to be made pursuant hereto and all financial statements prepared hereunder shall, unless expressly otherwise provided herein, be made in accordance with GAAP. If there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any financial ratio or covenant, the Transferor and the Company and its assigns shall negotiate in good faith any amendment required in this Agreement with the intent of having the respective positions of the Transferor and the Company after such change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, all calculations shall be made as if no change in GAAP has occurred.

SECTION 1.04. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

AMOUNTS AND TERMS OF THE TRANSFERS

SECTION 2.01. Agreement to Transfer.

(a) On the Initial Transfer Date and on each Business Day after the Initial Transfer until the Termination Date (each, a “Transfer Date”), on the terms and conditions hereinafter set forth, and without recourse to the Transferor (except to the extent specifically provided herein) the Transferor hereby offers to sell or contribute to the capital of the Company and, upon satisfaction of the applicable conditions set forth in Article III, the Transferor does hereby sell or contribute and the Company does hereby purchase or accept as a capital contribution from the Transferor on such Transfer Date all Receivables owned by the Transferor as of the close of business on the immediately preceding Business Day (other than any AccessOne Program Receivables originated prior to the date that is 30 days after the Closing Date) which have not been previously Transferred to the Company hereunder, together with all of the Related Security relating to such Receivables and all Collections with respect to and other proceeds of such Receivables; provided that notwithstanding anything to contrary, each Transfer of an Illinois Receivable hereunder shall be effectuated through a Contribution and not a Purchase.

(b) The Company shall convey to the Transferor the Transfer Value in respect of each Transfer, which shall be conveyed in the manner provided in Sections 2.02 and 2.03.

(c) Effective on each Transfer Date hereunder, the Company shall own the Transferred Property that was Transferred by the Transferor to the Company on such Transfer Date, and the Transferor shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Transferred Property.

(d) It is the intention of the parties hereto that each Purchase of Receivables to be made hereunder shall constitute a “sale of accounts,” as such term is used in Article 9 of the UCC of the State of New York, and not a loan secured by such accounts. Each sale of Receivables by Transferor to the Company is made without recourse; provided, however, that (i) the Transferor shall be liable to the Company for all representations, warranties and covenants made by the Transferor pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by the Company or any assignee thereof of any obligation of the Originator or any other Person arising in connection with the Purchased Property, or any other obligations of any Originator or the Transferor. In view of the expressed intention of the parties hereto that the Purchases of Receivables to be made hereunder shall constitute a sale of such Receivables to the Company, the Transferor and the Company each agrees to note on its financial statements that the Receivables have been sold to the Company to the extent other treatment in the financial statements is not required by GAAP. If at any time contrary to the mutual intent of the Transferor and the Company a court characterizes the transactions hereunder as loans by the Company to the Transferor, then the Transferor shall, effective as of the date hereof, be deemed to have granted (and the Transferor hereby does grant) to the Company a first priority security interest in all of its right and title to and interest in all Purchased Property and the proceeds thereof as security for such loans advanced to the Transferor hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

(e) It is the intention of the parties hereto that each Contribution of Receivables to be made hereunder shall constitute a “true contribution” and not a loan secured by the Receivables. Each contribution of Receivables by the Transferor to the Company is made without recourse; provided, however, that (i) the Transferor shall be liable to the Company for all representations, warranties and covenants made by the Transferor pursuant to the terms of this Agreement, and (ii) such Contribution does not constitute and is not intended to result in an assumption by the Company or any assignee thereof of any obligation of the Originator or any other Person arising in connection with the Contributed Property, or any other obligations of any Originator or the Transferor. In view of the expressed intention of the parties hereto that the Contributions of Receivables to be made hereunder shall constitute a capital contribution of such Receivables to the Company, the Transferor and the Company each agrees to note on its financial statements that the Receivables have been Contributed to the capital of the Company to the extent other treatment in the financial statements is not required by GAAP. If at any time contrary to the mutual intent of the Transferor and the Company a court characterizes the transactions hereunder as loans by the Company to the Transferor, then the Transferor shall, effective as of the date hereof, be deemed to have granted (and the Transferor hereby does grant) to the Company a first priority security interest in all of its right and title to and interest in all Contributed Property and the proceeds thereof as security for such loans advanced to the Transferor hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

(f) In no event does the Transferor pledge, sell or offer to sell, nor does the Company obtain a security interest, purchase or offer to purchase from the Transferor, any account, general intangible, instrument, license, property right, permit or any other contract or agreement to which the Transferor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest or such sale shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of the Transferor therein, or (y) a violation of a valid and enforceable restriction in respect of such account, general intangible, instrument, license, property right, permit or any other contract or agreement or other such rights (1) in favor of a third party or (2) under any Applicable Law; provided, however, that such security interest shall attach, or such sale shall be consummated, immediately at such time as the condition causing such abandonment, invalidation or unenforceability, as the case may be, shall be remedied and, to the extent severable, shall attach or be consummated, as applicable, immediately to any portion of such account, general intangible, instrument, license, property right, permit or any other contract or agreement that does not result in any of the consequences specified in the immediately preceding clause (x) or clause (y) including any proceeds of such account, general intangible, instrument, license, property rights, permit or any other contract or agreement.

SECTION 2.02. Consideration for the Transferred Receivables.

(a) With respect to each Purchase, the Company shall pay the Transferor an amount equal to the Purchase Price for such Purchased Property.

(b) With respect to each Contribution, the Company shall increase the amount of the capital account of the Company held by the Transferor in an amount equal to the Contribution Value of such Contributed Property.

(c) Settlement of the amounts specified in the foregoing clauses (a) and (b) shall be effected as provided in Section 2.03.

(d) The Transferor hereunder shall be deemed to have certified, with respect to the Transferred Property to be Transferred by the Company on any Transfer Date, that its representations and warranties contained in Sections 4.01 and 4.02 are true and correct on and as of such day, with the same effect as though made on and as of such day (other than any representation or warranty that is made as of a specific date), that no Termination or Event of Termination has occurred and is continuing or would result therefrom.

SECTION 2.03. Settlement Procedures.

(a) On each Business Day during the term of this Agreement, the Company (or the Collection Agent on behalf of the Company) shall remit to the Transferor all funds that are available to the Company on such Business Day, whether constituting (i) amounts on deposit in the Concentration Account that may be withdrawn by the Collection Agent as provided in Section 2.07(c) of the Loan Agreement, (ii) Advances (as defined in the Loan Agreement) deposited to the Company’s account as provided in Section 2.01(g) of the Loan Agreement or (iii) other funds available to the Company, in each case other than (x) funds required to be maintained by the Company to comply with Applicable Law and the requirements of the Loan Agreement and (y) to the extent the Company determines to retain any or all of such available funds for its own purposes. The funds transferred to the Transferor on a Business Day pursuant to the preceding sentence constitute the “Distributed Funds” for such Business Day, and all Distributed Funds transferred to the Transferor during a Collection Period constitute the “Monthly Distributed Funds” for such Collection Period.

(b) The Monthly Report with respect to each Collection Period shall specify, among other things, the Aggregate Transfer Value, the aggregate Monthly Distributed Funds, the Purchase Percentage, the Contribution Percentage and the Noncomplying Receivables Adjustment, in each case in respect of such Collection Period.

(c) On each Settlement Date, based on calculations set forth in the Monthly Report:

(i) (A) an amount of the Monthly Distributed Funds equal to the Purchase Percentage of the Aggregate Transfer Value shall constitute and shall be deemed for all purposes as payment of the Purchase Price to the Transferor, and (B) the Purchased Property for such Collection Period shall be the Purchase Percentage of the Receivables, Related Security and Collections Transferred to the Company during such Collection Period;

(ii) (A) an amount equal to the Contribution Percentage of the Aggregate Transfer Value shall constitute and shall be deemed for all purposes as a contribution by the Transferor to its capital account in the Company, and (B) the Contributed Property for such Collection Period shall be the Contribution Percentage of the Receivables, Related Security and Collections Transferred to the Company during such Collection Period; and

(iii) if the Monthly Distributed Funds exceeds the Aggregate Transfer Value for the related Collection Period, then (A) the amount of such excess, to the extent permitted by Applicable Law, shall be treated as a distribution by the Company to the Transferor of that amount of capital, and (B) the Transferor’s capital account in the Company shall be reduced by the amount of such excess and any amount of such excess that cannot be treated as a distribution under Applicable Law may be treated as part of the Monthly Distributed Funds for the following Collection Period.

(d) If the Company notifies the Collection Agent of any exceptions to its calculations in the Monthly Report, the Transferor and the Company shall promptly endeavor to resolve and reconcile the matters set forth in such notice.

(e) The Transferor shall make a payment to the Company, within two Business Days of notice thereof and in immediately available funds in an amount equal to the

Noncomplying Receivables Adjustment with respect to any Noncomplying Receivables identified by the Collection Agent or the Company (or its assigns) from time to time. Notwithstanding such payment obligation, on any Settlement Date prior to the occurrence of a Termination or Event of Termination, the Company in its sole discretion may elect to setoff or subtract all or any portion of such Noncomplying Receivables Adjustment for the related Collection Period from the Aggregate Transfer Value which would otherwise be paid to the Transferor or credited to the capital account of the Transferor on such day, which setoff will reduce such payment or credit obligation on a dollar for dollar basis.

SECTION 2.04. Payments and Computations, Etc. The payment or deposit of all amounts to be paid by the Transferor or the Collection Agent to the Company hereunder shall be initiated in accordance with the terms hereof no later than 12:00 P.M. (New York City time) on the day when due in immediately available funds to such account as the Company may from time to time specify in writing. In the event that any payment becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. The Transferor shall, to the extent permitted by law, pay to the Company, on demand, interest on all amounts not paid when due hereunder (whether owing by the Transferor or by a Collection Agent) at 2.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 2.05. Transfer of Records to the Company.

(a) Each Transfer of Transferred Receivables hereunder shall include the transfer to the Company of all the Originators’ and Transferor’s right and title to and interest in the Records relating to such Receivables and rights to the use of the Originators’ and the Transferor’s computer software to access and create the Records, and the Transferor hereby agrees that such transfer shall be effected automatically with each such Transfer, without any action on the part of the parties hereto or any further documentation.

(b) The Transferor shall take such action requested by the Company, from time to time hereafter, that may be necessary or appropriate to ensure that the Company and its assignees have (i) an enforceable ownership interest in the Records relating to the Receivables Transferred hereunder and (ii) an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

ARTICLE III

CONDITIONS OF TRANSFERS

SECTION 3.01. Conditions Precedent to Initial Transfer. The Initial Transfer hereunder is subject to the conditions precedent that the Company shall have received on or before the Initial Transfer Date each of the items listed in Schedule I, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Company.

SECTION 3.02. Conditions Precedent to All Transfers. Each Transfer (including the Initial Transfer) shall be subject to the further conditions precedent that:

(a) with respect to any such Transfer, on or prior to the Transfer Date relating thereto, the Collection Agent shall have delivered to the Company, in each case in form and substance satisfactory to the Company, a completed Monthly Report dated on or before the most recent Monthly Report Due Date; provided, that so long as Professional Services is acting as Collection Agent, a Monthly Report delivered in a timely fashion under the Loan Agreement shall constitute delivery of a Monthly Report under this Section 3.02(a),

(b) the Transferor shall have marked its master data processing records and all other relevant records evidencing the Receivables which are the subject of such Transfer with a legend, acceptable to the Company, stating that such Receivables, the Related Security and Collections with respect thereto, have been Transferred in accordance with this Agreement,

(c) on the date of such Transfer, the following statements shall be true:

(i) The representations and warranties contained in Article IV are correct on and as of such day as though made on and as of such date, except for those that refer to specific dates, which shall be correct as of the dates indicated therein,

(ii) No event has occurred and is continuing, or would result from such Transfer, which constitutes a Termination or an Event of Termination, and

(iii) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Transfer by the Transferor in accordance with the provisions hereof.

SECTION 3.03. Transfer Effective on the Transfer Date. On each Transfer Date, the Transferor, upon accepting the Company’s unconditional commitment to pay the Purchase Price or increase the capital account of the Transferor on the related Settlement Date for such Transfer as provided in Section 2.03, shall be deemed to have certified to the Company the satisfaction of the conditions precedent described in the immediately preceding Section 3.02. On the Transfer Date, title to the Transferred Property included in such Transfer shall vest irrevocably in the Company, whether or not the conditions precedent to such Transfer were in fact satisfied; provided, that the obligation of the Company to pay the Purchase Price or increase the capital account of the Transferor on the related Settlement Date is unconditional and irrevocable; and provided, further, however, that the Company shall not be deemed to have waived thereby any claim for indemnification it may have under this Agreement for the failure by the Transferor in fact to have satisfied any such condition precedent. If any of the foregoing conditions precedent is not satisfied, the Company shall have available to it (and shall not be deemed to have waived by reason of completing such Transfer) all applicable rights and remedies under this Agreement and otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Transferor. The Transferor represents and warrants as follows:

(a) It is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified and the failure to do so could reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Transferor of this Agreement and all other Transferor Documents to be entered into by it, including the Transferor’s sale or contribution of Receivables, and, in the case of a Purchase, its use of the proceeds of Purchases, are within the Transferor’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) its charter or by-laws, (ii) any Applicable Law except where such contravention could not reasonably be expected to result in a Material Adverse Effect, (iii) any material contractual restriction binding on or affecting it or its property other than such restrictions that could not reasonably be expected to adversely affect the Transferor’s ability to perform its material obligations hereunder or, with respect to the transfer of the Receivables and Collections thereon, in any Immaterial Respect, or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in or require the creation of any Lien upon or with respect to any of its properties (other than in favor of the Company with respect to the Transferred Property), and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement and each other Transferor Document to be entered into by the Transferor have been duly executed and delivered by it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for its due execution, delivery and performance of this Agreement or any other Transferor Document to be entered into by it, except (i) for the filing of UCC financing statements, all of which financing statements have been duly filed and, to its knowledge, are in full force and effect, (ii) such as have been made or obtained and are in full force and effect and (iii) where the failure to make or obtain could not reasonably be expected to adversely affect the Company’s ability to perform its material obligations hereunder or the ability to assign or collect the Receivables hereunder.

(d) This Agreement and each other Transferor Document to be entered into by the Transferor constitute its legal, valid and binding obligation enforceable against the Transferor in accordance with their respective terms subject to bankruptcy and similar laws affecting creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) (i) The Transferor has furnished to the Company and the Administrative Agent copies of the Parent’s audited consolidated balance sheet as at December 31, 2011, and the related audited consolidated statements of income and cash flow for the fiscal year of the Parent then ended reported on by Deloitte & Touche LLP which financial statements present fairly in all material respects in accordance with GAAP the financial position of the Parent and its consolidated subsidiaries as at December 31, 2011, and the results of operations of the Parent and its consolidated subsidiaries for the fiscal year of the Parent then ended, which financial statements present fairly in all material respects in accordance with GAAP the financial position of the Parent and its consolidated subsidiaries as at such date, and the results of operations of the Parent and its consolidated subsidiaries for the fiscal year then ended; and

(ii) Since December 31, 2011, (A) no material adverse change has occurred in the business, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries taken as a whole, and (B) no event has occurred or failed to occur which has had or could reasonably be expected to result in, singly or in the aggregate, a Material Adverse Effect.

(f) Except as disclosed in the periodic and other reports, proxy statements and other materials filed with or publicly furnished to the U.S. Securities Exchange Commission by the Parent and its subsidiaries prior to the date hereof, there is no material pending legal proceeding (i) other than ordinary routine litigation incidental to the business, to which the Parent or any of its subsidiaries is a party or of which any of their property is the subject, or (ii) that could reasonably be expected to impair any material rights, remedies or benefit that otherwise would be available to the Company, the Collection Agent or the Administrative Agent to obtain Collections on the Receivables. None of the Parent, CHS, any Originator or the Collection Agent is in default with respect to any order of any court, arbitrator or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Parent and its subsidiaries taken as a whole.

(g) No proceeds of any Purchase will be used by it to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended or in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(h) Immediately prior to each Transfer hereunder, each Receivable to be Transferred hereunder, together with the Contract related thereto and the other Transferred Property relating thereto, is owned by the Transferor free and clear of any Lien (other than Permitted Liens), and the Company shall acquire all of the Transferor’s right, title and interest in such Transferred Property and a valid and perfected first priority ownership interest in each such Transferred Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Lien (other than Permitted Liens referred to in clauses (b) and (d) of the definition thereof) except as created hereby, by the Buyer under the Sale Agreement (to the extent assigned to the Company, to the extent further assigned to the Administrative Agent), and by the Administrative Agent under the Loan Agreement; provided that the Transferor (acting directly or through the Collection Agent) shall have up to 10 days following actual knowledge thereof to remove any immaterial Lien that was improvidently filed without the consent of the Transferor or the Collection Agent. No effective financing statement or other instrument similar in effect covering any Transferred Property shall at any time be on file in any recording office except such as may be filed in favor of the Company relating to this Agreement or in favor of the Buyer under the Sale Agreement (to the extent assigned to the Company, to the extent further assigned to the Administrative Agent), and by the Administrative

Agent under the Loan Agreement; provided that the Transferor (acting directly or through the Collection Agent) shall have up to 10 days following actual knowledge thereof to remove any immaterial Lien that was improvidently filed without the consent of the Transferor or the Collection Agent. The Transfers of the Transferred Property by the Transferor to the Company constitute valid and true Transfers for consideration (and not merely a pledge of such Transferred Property for security purposes), enforceable against creditors of the Company and no Transferred Property shall constitute property of the Transferor.

(i) No Monthly Report (if prepared by the Collection Agent, the Transferor or any of their respective Affiliates, or to the extent that information contained therein is supplied by the Collection Agent, the Transferor or any such Affiliates), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Transferor to the Company (or its assigns) in connection with this Agreement is or will be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the Company, as the case may be, at such time) as of the date so furnished or dated, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Transferor represents only that it acted in good faith and utilized assumptions that the Transferor believed to be reasonable at the time made.

(j) The Transferor’s correct legal name, jurisdiction of incorporation or formation, organizational identification number, principal place of business and chief executive office and the office where the Transferor keeps all of its Records are set forth on Schedule II hereto. As of the Closing Date, the Transferor does not have any currently registered trade names, fictitious names, assumed names or “doing business as” names or other names under which it is doing business, except as set forth on Schedule II.

(k) No event or circumstance has occurred and is continuing, or would result from any Transfer hereunder or from the application of the proceeds therefrom, which constitutes an Event of Termination.

(l) This Agreement is the only agreement pursuant to which the Transferor transfers Receivables.

(m) The Transfer Value constitutes reasonably equivalent value in consideration for the transfer to the Company of the Transferred Property from the Transferor, no such transfer shall have been made for or on account of an antecedent debt owed by the Transferor to the Company, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Law.

(n) The Transferor is not an insolvent person, in insolvent circumstances or on the eve of insolvency, as applicable (within the meaning of such term in the Bankruptcy Law) and at the time of (and immediately after) each Transfer hereunder, the Transferor shall not have been an insolvent person, in insolvent circumstances or on the eve of insolvency, as applicable, within the meaning of the Bankruptcy Law. The Transferor will not become an insolvent person or be put in insolvent circumstances within the meaning of the Bankruptcy Law by entering into, or immediately after completion of the transactions contemplated by, this Agreement. The transfers of Transferred Property by the Transferor to the Company pursuant to this Agreement, and all other transactions between the Transferor and the Company, have been and will be made in good faith and not for the purpose of defeating, hindering, delaying, defrauding or oppressing the rights and claims of creditors or others against the Transferor.

(o) The Transferor accounts for and otherwise treats (i) each Purchase of Purchased Property hereunder in its books, records and financial statements as a legal sale of such Purchased Property, and (ii) each Contribution of Contributed Property hereunder in its books, records and financial statements as a legal contribution of such Contributed Property, in each case to the extent other treatment is not required by GAAP.

(p) The Transferor has not (i) guaranteed or otherwise become liable for any obligation of the Company, allowed any of its other Affiliates to guarantee any obligations of the Company, and neither the Transferor nor any of its other Affiliates has held itself out as responsible for debts of the Company or actions with respect to the business and affairs of the Company (other than as set forth in the Performance Undertaking), or (ii) permitted the commingling or pooling of its funds or other assets with those of the Company and has not otherwise permitted any other of its Affiliates to commingle or pool any of its funds or other assets with those of the Company in a manner that would not allow such funds or other assets to be readily identifiable from those of any other Person. The Transferor and the Company allocate between themselves shared corporate operating services and expenses which are not reflected in the Servicing Fee (including the services of shared employees, consultants and agents and reasonable legal and auditing expenses) on the basis of the reasonably projected use or the projected value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered. The Transferor acknowledges that the Company, the Lenders, the Managing Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the Loan Agreement in reliance upon the Company’s identity as a separate legal entity from each of the Parent, the Transferor and each of their other respective Affiliates.

(q) The Transferor is not an “investment company” or a company controlled by an “investment company” registered or required to be registered under the Investment Company Act.

(r) The Transferor is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each of the quoted terms is defined or used in Regulation T, U or X promulgated pursuant to the Securities Exchange Act of 1934, as amended). No part of the proceeds of any Transferred Property has been used for so purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X.

(s) The Transferor and the Collection Agent each has the right (whether by license, sublicense or assignment) to use all of the computer software used by the Collection Agent and/or the Transferor to account for the Transferred Property to the extent necessary to administer the Transferred Property, and, in the case of the Transferor and the Collection Agent, to assign (by way of Transfer) or sublicense such rights to use all of such software to the Company.

(t) The Transferor has filed or caused to be filed all federal and other material tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, (i) the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Transferor has set aside or has caused to be set aside adequate reserves on its books (consolidated or otherwise) in accordance with GAAP or (ii) which the failure to pay could not reasonably be expected to have a Material Adverse Effect.

(u) Except as could not reasonably be expected to result in material liability to the Transferor, the Transferor and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Transferor or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for funding purposes) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan in such amount that would reasonably be expected to result in a funding obligation that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for funding purposes) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans in such amount that could reasonably be expected to result in a Material Adverse Effect.

(v) The Transferor has not intentionally (i) misstated any calculation of Eligible Receivables or Net Receivables Balance hereunder (other than in an immaterial amount and based on good faith estimates utilized in the calculation thereof), or (ii) misrepresented any Receivable as qualifying as an Eligible Receivable or intentionally included such misrepresented Receivable in the Net Receivables Balance at the time so included.

(w) All required Notices have been prepared and delivered to each of its Obligors (or, in the case of a Governmental Entity, its fiscal intermediary), and all invoices issued after the Closing Date bear only the appropriate remittance instructions for payment direction to a Lock-Box or a Collection Accounts, as the case may be. No direction is in effect directing Obligors to remit payments on Receivables other than to a Lock-Box or a Collection Account.

(x) Each of the Collection Accounts has been established in the name of an Originator by the Collection Account Bank, and the Concentration Account has been established in the name of the Company by the Concentration Account Bank. Such Originator has not established any lock-box, lock-box account or other deposit account for the receipt of Collections other than the Lock-Boxes and Collection Accounts. Each Lock-Box is linked to a Collection Account. Each Collection Account has been set up so that all available funds automatically sweep to the Concentration Account at the end of each Business Day. The Transferor has taken, or has caused to be taken, all actions necessary or advisable to assure that all Collections are received in the Lock-Boxes and Collection Accounts. The Transferor will not (i) close any Lock-Box, any Collection Account or the Concentration Account or open any new lock-box or account to function as a Lock-Box, a Collection Account or the Concentration Account, (ii) make any change to the instructions to the Obligors that all payments with respect to the Receivables be made to a Lock-Box or Collection Account or (iii) make any change to the instructions to the Collection Account Bank as set forth in the Deposit Account Notification Agreement (Government Healthcare Receivables) requiring the automatic sweep of all available funds in each Collection Account to the Concentration Account at the end of each Business Day, in each case, without the prior written consent of the Company and the Administrative Agent and each Managing Agent; provided, if any of the provisions under clauses (i), (ii) or (iii) above have been violated with respect to any Lock-Box or Collection Account relating to an individual Originator without the prior knowledge or consent of the Transferor or the Collection Agent, the Transferor (itself or through the Collection Agent) shall have the opportunity to cure the violation of this clause (x) within 15 days of obtaining knowledge of such breach by the Originator.

(y) No Lien on the Transferor’s inventory attaches to the proceeds of the sale or contribution of such inventory to the extent that such sale or contribution would give rise to a Receivable.

(z) No Lien on the Transferor’s accounts receivable attaches to Transferred Receivables, except for Liens granted under the Documents.

(aa) The Transferor has all power and authority, and has all material permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Obligors, Governmental Entities, accreditation agencies and other Persons (including (i) accreditation by the appropriate Governmental Entities and industry accreditation agencies, (ii) accreditation and certifications as a provider of healthcare services eligible to receive payment and compensation and to participate under Medicare, Medicaid, TRICARE/CHAMPUS, Blue Cross/Blue Shield and other equivalent programs, and (iii) valid provider identification numbers and licenses to generate the Receivables) necessary or required for it, except in any Immaterial Respect, (A) to own the assets (including Receivables) that it now owns, (B) to carry on its business as now conducted, (C) to execute, deliver and perform this Agreement and the other Transferor Documents to which it is a party, and (D) if applicable, to receive payments from the Obligors in the manner contemplated in this Agreement and the other Transferor Documents, except in an Immaterial Respect.

(bb) The Transferor, except in any Immaterial Respect has (i) maintained all relevant records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, the Drug Enforcement Agency, the State Boards of Pharmacy, and the federal and state Medicare and Medicaid programs as required by Healthcare Laws, and that, to the best knowledge of the Transferor, there are no presently existing circumstances which likely would result in material violations of any Healthcare Laws and (ii) complied in all material respects with all other Applicable Law to which it may be subject and no Receivable or other Transferred Property contravenes in any material respect any Applicable Law, except in any Immaterial Respect.

(cc) Commencing June 30, 2012, only patient consent forms in compliance with all Applicable Law are being obtained from each patient and customer receiving services or products.

(dd) Without limiting or being limited by any other provision of any Transferor Document, the Transferor has timely filed or caused to be filed all material cost and other reports of every kind required by law, agreement or otherwise. There are no material claims, actions or appeals pending before any commission, board or agency or other Governmental Entity, including any intermediary or carrier, the Provider Reimbursement Review Board, or the administrator of CMS, with respect to any material state or federal Medicare or Medicaid cost reports or material claims filed by the Transferor, or any disallowance by any commission, board or agency or other Governmental Entity in connection with any audit of such cost reports, except in any Immaterial Respect or which would affect the ability of the Buyer to fulfill its material obligations under any Facility Document. No validation review or program integrity review related to the Transferor, the consummation of the transactions contemplated by this Agreement, or the Transferred Property have been conducted by any commission, board, or agency or other Governmental Entity in connection with the Medicare or Medicaid programs, and, to the knowledge of the Transferor, no such reviews are scheduled, pending, or threatened against or affecting the Transferor, any of the Transferred Property or the consummation of the transactions contemplated by this Agreement except in any Immaterial Respect or which would affect the ability of the Company to fulfill its material obligations under any Facility Document.

(ee) The Transferor has not been notified by any Governmental Entity, accreditation agency or any other Person, during the immediately preceding 24-month period, that such Person has rescinded or not renewed, or is reasonably likely to rescind or not renew, any material permit, license, accreditation, certification, authorization, approval, consent or agreement granted to the Transferor or to which it is a party and no other condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non renewal of any material permit, license, authorization, approval, entitlement or accreditation, and to the best of the Transferor’s knowledge, there is no claim that any thereof is not in full force and effect.

(ff) Notice of termination of each of the agreements and other documents relating to the sale, purchase or transfer of AccessOne Program Receivables from an Originator to any Person other than the Buyer has been delivered to such Person prior to the Closing Date.

SECTION 4.02. Article 9 Representations and Warranties. The Transferor represents and warrants as follows:

(a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables in favor of the Company, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Transferor.

(b) The Receivables constitute “accounts” (including health-care-insurance receivables) or general intangibles within the meaning of the applicable UCC.

(c) Immediately prior to each Transfer hereunder, the Transferor owns and has good and marketable title to the Receivables and the other Transferred Property free and clear of any Lien of any Person.

(d) The Transferor has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Receivables Transferred to the Company hereunder.

(e) Other than the ownership interest conveyed to the Company pursuant to this Agreement, the Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. The Transferor has not authorized the filing of and is not aware of any financing statements against the Transferor relating to the Receivables or to all assets of the Transferor other than any financing statement relating to (i) the Transfers to the Company hereunder and (ii) the security interest granted to the collateral agent under the Parent Credit Agreement. The Transferor is not aware of any judgment or tax lien filings against it.

ARTICLE V

GENERAL COVENANTS

SECTION 5.01. General Covenants.

(a) Compliance with Laws; Preservation of Existence. The Transferor shall comply in all material respects with all Applicable Law (including all applicable Healthcare Laws), orders and the Transferor Documents and preserve and maintain its corporate, limited liability company or limited partnership existence, rights, franchises, qualifications and privileges, except where the failure to comply could not reasonably be expected to materially adversely affect the Transferor’s ability to perform its obligations hereunder or the ability to sell or collect the Transferred Property hereunder.

(b) Sales, Liens, Etc. Except as otherwise specifically provided herein, the Transferor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens referred to in clauses (b), (c) and (d) of the definition thereof) upon or with respect to, any of its Receivables, Related Security, Collections, any Collection Account or the Concentration Account, or assign any right to receive income in respect thereof or (ii) create or suffer to exist any Lien (other than Permitted Liens referred to in clauses (c) and (d) of the definition thereof) upon or with respect to the proceeds of the sale of any of the Transferor’s inventory, to the extent such sale would give rise to a Receivable; provided¸ that the Transferor shall have up to 10 days following actual knowledge thereof to remove any immaterial Lien that was improvidently filed without the consent of the Transferor.

(c) Treatment of Purchases and Contributions. The Transferor will account for and treat (whether in financial statements, records or otherwise) the transactions contemplated hereby as (i) a legal sale of the Purchased Property by the Transferor to the Company, in the case of a Purchase, and (ii) a capital contribution of the Contributed Property by the Transferor to the Company, in the case of a Contribution.

(d) Change in Company Name. The Transferor will not make any change to its legal name unless it shall have, prior to the effectiveness of such name change: (i) given the Company prompt written notice thereof and (ii) delivered to the Company (in a manner that will provide reasonable opportunity to allow the Company to make the filing thereof prior to or simultaneously with the effectiveness of such name change) all financing statements, instruments and other documents the Company determines are necessary or appropriate to file under the UCC or that are otherwise necessary or appropriate for the Company to continue at all times following such change to have a valid, legal and perfected security interest in the Transferred Property of the Transferor.

(e) Audits. From time to time, but at least once per calendar year, upon reasonable prior written notice from the Company during regular business hours, the Transferor will permit the Company, or its agents or representatives, to (i) examine and make copies of and abstracts from all Records, (ii) visit the offices and properties of the Transferor for the purpose of examining such Records, and to discuss matters relating to the Receivables or the Transferor’s performance hereunder with any of the officers or employees of the Transferor having knowledge of such matters and (iii) to have access to its software for the purposes of examining such Records. Unless an Event of Termination or an “Event of Default” or a “Trigger Event” under the Loan Agreement has occurred and is continuing, only one such examination and visit per calendar year shall be at the expense of the Transferor.

(f) Keeping of Records and Books of Account. The Transferor will maintain (or cause to be maintained) and implement administrative and operating procedures (including an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Property (including records adequate to permit the daily identification of each new Receivable and all collections of and adjustments of each Receivable).

(g) Jurisdiction of Organization; Location of Records; Structure. The Transferor will keep its jurisdiction of incorporation or organization, principal place of business and chief executive office and the offices where it keeps its Records, in the jurisdictions and at the addresses set forth on Schedule II, or, in any such case, upon prompt prior written notice to the Company in the manner provided in Section 6.08, at such other jurisdiction or locations within the United States where all action required by Section 6.08 shall have been taken and completed, and will not change its structure or identity other than upon prior written notice to the Company and subject to the further requirement that all action required by Section 6.08 shall have been taken and completed.

(h) Credit and Collection Policy. The Transferor will, and will cause the Collection Agent to, comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract. The Transferor shall not, without the written consent of the Company and the Administrative Agent, (i) make any material change in the character of its business such that its principal business ceases to be a provider of healthcare services, or (ii) make or agree to make or permit any material change in the Credit and Collection Policy other than in accordance with Section 6.02(c).

(i) Change in Payment Instructions to Obligors. The Transferor will not (i) add or terminate any bank as a Collection Account Bank or the Concentration Account Bank, (ii) close any Lock-Box, any Collection Account or the Concentration Account or open any new lock-box or account to function as a Lock-Box, Collection Account or Concentration Account, (iii) make any change to the instructions to the Obligors that all payments with respect to the Receivables be made to a Lock-Box or Collection Account or (iv) make any change to the instructions to the Collection Account Bank as set forth in the Deposit Account Notification Agreement (Government Healthcare Receivables) requiring all available funds in each Collection Account to automatically sweep to the Concentration Account at the end of each Business Day, in each case, without the prior written consent of the Company, Administrative Agent and each of the Managing Agents in their sole discretion, which consent shall not be unreasonably withheld or delayed; provided, if any of the provisions under clauses (i) through (iv) above have been violated with respect to any Lock-Box or Collection Account relating to an individual Originator without the prior knowledge or consent of the Transferor or the Collection Agent, the Transferor (itself or through the Collection Agent) shall have the opportunity to cure the violation of this clause (i) within 15 days of obtaining knowledge of such breach by the Originator.

(j) Taxes. The Transferor will file or cause to be filed all federal and other material returns which are required to be filed by it. The Transferor shall pay or cause to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Transferor shall have set aside or has caused to be set aside adequate reserves on its books (consolidated or otherwise) in accordance with GAAP.

(k) Transferor Documents. The Transferor will comply in all material respects with the terms of this Agreement and employ the procedures outlined herein, enforce all of its other rights under each of the Transferor Documents to which it is a party, take all such action to such end as may be from time to time reasonably requested by the Company, and maintain all such Transferor Documents and the UCC financing statements filed in connection with this Agreement in full force and effect.

(l) Segregation of Collections. The Transferor will require the deposit of all Collections into a Collection Account and the deposit of all Collections received in the Collection Accounts solely into the Concentration Account, will prevent the deposit into the Concentration Account of any funds other than Collections and, to the extent that any such funds are nevertheless deposited into the Concentration Account, will promptly identify any such funds to the Collection Agent for segregation and remittance to the owner thereof.

(m) Payment to Lenders. The Transferor will pay to the Company (and forward to the Administrative Agent) all amounts owing by the Company to the Lenders under Article VIII of the Loan Agreement.

(n) Sales Taxes. The Transferor shall timely pay or cause to be paid when due all sales, excise or personal property taxes payable in connection with the Receivables, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Transferor has set aside or has caused to be set aside adequate reserves on its books (consolidated or otherwise) in accordance with GAAP.

(o) AccessOne Program Receivables. After May 31, 2012, no Receivables will be sold pursuant to any agreement other than the Documents, and prior to May 31, 2012, the aggregate Expected Net Value of the AccessOne Program Receivables shall not exceed $500,000.

ARTICLE VI

ADMINISTRATION, COLLECTION AND MONITORING OF ASSETS

SECTION 6.01. Appointment and Designation of the Collection Agent. The Transferor and the Company may, from time to time, appoint one or more Persons, as the Collection Agent of the Company to service, administer and collect the Receivables and otherwise to enforce its rights and interests in, to and under the Receivables, the Related Security and the Contracts. The Collection Agent’s authorization under this Agreement shall terminate on the Collection Date. Until the Company, with the consent of the Administrative Agent as its assignee, gives notice to the Transferor of a designation of a new Collection Agent after the occurrence and during the continuance of a Servicer Termination Event, Professional Services is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Transferor, the Company and the Collection Agent may from time to time agree in any collection agency or services agreement among them on the allocation of servicing duties to be performed by the Collection Agent. Notwithstanding the foregoing, the Company may (with the approval of the Administrative Agent, as its assignee, and the Managing Agents), after the occurrence and during the continuance of a Servicer Termination Event, designate as Collection Agent any Person to succeed Professional Services or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof and of the Sale Agreement and the Loan Agreement and in accordance with applicable Healthcare Laws. The Transferor hereby grants to the Collection Agent and any successor Collection Agent, and the Collection Agent hereby grants to any successor Collection Agent, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take any and all steps in the Transferor’s or the Collection Agent’s name, as applicable, and on behalf of the Company, as may be necessary or desirable, in the determination of the Collection Agent or the successor Collection Agent, as the case may be, to collect all amounts due under any and all Receivables, including endorsing the Transferor’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts. The Collection Agent may subcontract the performance of its duties and obligations to a third Person with the prior consent of the Company, including with respect to Collection Agency Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Collection Agent. Notwithstanding anything to the contrary contained in this Agreement, the Collection Agent, if not the Transferor or an Affiliate thereof, shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any Receivable that is not a Transferred Receivable other than to deliver to the Transferor or at its direction, the Collections and documents with respect to any such Receivable that is not a Transferred Property as described in Sections 6.03 and 6.07.

SECTION 6.02. Collection of Receivables by the Collection Agent; Extensions and Amendments of Receivables.

(a) The Collection Agent shall take or cause to be taken all such reasonable actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with Applicable Law, with reasonable care and diligence, and in accordance with the Credit and Collection Policy; provided, however, that, if a Servicer Termination Event shall have occurred and be continuing, (i) the Company shall have the right to direct the Collection Agent (whether the Collection Agent is the Transferor or an Affiliate thereof or otherwise) to commence or settle any legal action, to enforce collection of any Transferred Property or to foreclose upon or repossess any Related Security, and (ii) the Collection Agent shall not make the Company a party to any litigation without the express written consent of the Company, such consent not to be unreasonably withheld or delayed. If the Termination Date shall not have occurred, Professional Services, while such Person is the Collection Agent, may, with respect to the Receivables and, with respect to any Eligible Receivable, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Expected Net Value of any Defaulted Receivable as Professional Services may determine to be appropriate to maximize Collections thereof and (ii) adjust the Expected Net Value of any Receivable to reflect (x) any reduction or adjustment as a result of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective or rejected services, any failure to provide services, any discount, rebate or any other adjustment made or performed by the Company or any other Person or (y) any reduction or cancelation as a result of a setoff in respect of any claim by the Obligor thereof against the Transferor or an Affiliate of the Transferor, in each such case (except with respect to Receivables which are not Eligible Receivables) (x) in accordance with the requirements of the Credit and Collection Policy and (y) provided that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable or limit the rights of the Company under this Agreement. Except as otherwise permitted pursuant to the immediately preceding sentence, neither the Collection Agent nor the Transferor will extend, amend, cancel or otherwise modify the terms of any Receivable without the prior written approval of the Company, or amend, modify, cancel or waive any term or condition of any Contract related to a Receivable, except to the extent consistent with the Credit and Collection Policy or otherwise with the prior written approval of the Company.

(b) Notwithstanding anything else contained herein, neither the Collection Agent nor any subcontractor or delegatee thereof is the agent of the Company, and they are not permitted to (nor do they have any authority to) (i) establish an office or other fixed place of business of the Company, or (ii) contract for, or conclude a contract in the name of, the Company.

(c) The Credit and Collection Policy may be amended from time to time provided that (i) no change shall be made in the Credit and Collection Policy that would be adverse to any of the Company or its assignees, including by impairing the collectibility of any Receivable or the ability of the Company or the Collection Agent to perform its obligations under this Agreement, the Sale Agreement or the Loan Agreement and (ii) in the event that any change is made to the Credit and Collection Policy, promptly following such change and, in any event within 30 days thereof, the Collection Agent shall provide the Company with an updated Credit and Collection Policy and a summary of all material changed.

SECTION 6.03. Distribution and Application of Collections. The Collection Agent shall set aside and segregate funds to the extent required in this Agreement and the Loan Agreement and shall set aside and segregate all Collections of Receivables from the other funds belonging to the Collection Agent. The Collection Agent shall as soon as practicable (and in any event within two Business Days) following receipt turn over to the Transferor or other Person entitled thereto the collections of any account receivable which is not a Transferred Property less, in the event neither Professional Services nor an Affiliate thereof is the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of the Collection Agent of servicing, collecting and administering the Receivables to the extent not covered by the Servicing Fee received by it.

SECTION 6.04. Other Rights of the Company. At any time following the occurrence and during the continuance of a Servicer Termination Event or the designation pursuant to Section 6.01 of a Collection Agent other than Professional Services, the Company or any Affiliate of either thereof, subject to Applicable Law:

(a) The Company may or, at the request of the Company, the Transferor shall (in either case, at the Transferor’s expense) direct any or all of the Obligors to pay all amounts payable under any Receivable directly to the Company or its designee;

(b) The Company may or, at the request of the Company, the Transferor shall (in either case, at the Transferor’s expense) give each of the Obligors notice of the Company’s interests in the Transferred Property;

(c) The Company may have a representative present during any or all business hours at each office of the Collection Agent and the Transferor involved in the administration, servicing and collections of the Receivables;

(d) The Company, or its representatives, may, during regular business hours, (i) review any or all Records, computer programs and files related to the administration, servicing and collection of the Receivables and (ii) visit the offices of the Transferor for the purpose of such review, and, at the Company’s request and at the Transferor’s expense, the Company shall (i) assemble all Records and make the same available to the Company or its designee at a place selected by the Company or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in the manner provided herein or such other manner acceptable to the Company and, promptly following receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Company or its designee; and

(e) The Company shall have all other rights and remedies provided under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

SECTION 6.05. Records.

(a) The Transferor will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the timely and full collection of all Receivables (including records adequate to permit the daily identification of each new Transferred Property and all Collections of and adjustments to each existing Transferred Property). The Collection Agent will maintain access and copies of all such documents, books, records and other information of the Transferor necessary to comply with clause (b) below.

(b) The Transferor and the Collection Agent, whether or not the Company or an Affiliate thereof, shall hold all Records in trust for the Company and its assigns. Subject to the receipt of contrary instructions from the Company that are delivered following the occurrence and continuance of a Servicer Termination Event, the Collection Agent and the Transferor will deliver all Records to any new Collection Agent hereunder; provided, however, that such new Collection Agent, if other than an Affiliate of the Company, shall as soon as practicable upon demand deliver to the Transferor copies of Records in its possession relating to Transferred Property.

SECTION 6.06. Receivable Reporting. On each Monthly Report Due Date, the Collection Agent shall deliver to the Company a Monthly Report for the preceding Collection Period, which delivery may be in electronic form; provided, that so long as Professional Services is acting as Collection Agent, a Monthly Report delivered in a timely fashion under the Loan Agreement shall constitute delivery of a Monthly Report under this Section 6.06.

SECTION 6.07. Collections and Lock-Boxes.

(a) The Transferor and the Collection Agent will instruct all Obligors to cause all Collections to be either (i) remitted to a Lock-Box to be retrieved therefrom by the applicable Collection Account Bank for prompt deposit to the applicable Collection Account or (ii) remitted directly to a Collection Account. If the Collection Agent or the Transferor receives any Collections, the Transferor or the Collection Agent shall immediately remit such Collections to the applicable Collection Account within two Business Days of receipt thereof and the Collection Agent or the Transferor will take all such actions as are reasonably necessary in the Collection Agent or Transferor’s discretion or as reasonably requested by the Company to ensure that future payments from any Obligor be made to a Collection Account or Lock-Box. If the Transferor or the Collection Agent does not promptly (and in any event within two Business Days from the Company’s request) take such actions as the Company may reasonably request, then the Company, its assigns or designees, may, to the maximum extent permitted by law take such actions as the Company, its assigns or designees may, on its direction, deem appropriate.

(b) In accordance with the terms of the Control Agreement, the Collection Agent shall instruct the Concentration Account Bank to allocate and remit Collections in accordance with the Loan Agreement; provided, however, that the Company may, at any time following a Trigger Event and shall, at the direction of the Administrative Agent, as its assignee, revoke the Collection Agent’s authority with respect to the Concentration Account, direct the

Concentration Account Bank to cease taking instructions from the Collection Agent or the Company and to thereafter take direction solely from the Administrative Agent, in each case by delivery of a notice substantially in the form attached to such Control Agreement for such purpose. None of the Transferor, the Company or the Collection Agent will (i) add or terminate any bank as a Collection Account Bank or the Concentration Account Bank, (ii) close any Lock-Box, any Collection Account or the Concentration Account or open any new lock-box or account to function as a Lock-Box, Collection Account or Concentration Account, (iii) make any change to the instructions to the Obligors that all payments with respect to the Receivables be made to a Lock-Box or Collection Account or (iv) make any change to the instructions to the Collection Account Bank as set forth in the Deposit Account Notification Agreement (Government Healthcare Receivables) requiring all available funds in each Collection Account to automatically sweep to the Concentration Account at the end of each Business Day, in each case, without the prior written consent of the Company and the Administrative Agent and each Managing Agent; provided, if any of the provisions under clauses (i) through (iv) above have been violated with respect to any Lock-Box or Collection Account relating to an individual Originator without the prior knowledge or consent of the Transferor or the Collection Agent, the Transferor or the Collection Agent shall have the opportunity to cure the violation of this clause (b) within 15 days of obtaining knowledge of such breach by the Originator. The Transferor and the Collection Agent each hereby agrees to take, or cause to be taken, any and all actions reasonably requested by the Company to protect and perfect the interest of the Company in the event any such change is permitted.

SECTION 6.08. UCC Matters; Protection and Perfection of Transferred Property. The Transferor will keep its jurisdiction of incorporation or organization, principal place of business and chief executive office, and the offices where it keeps its Records, in the jurisdictions and at the addresses set forth on Schedule II, or, in any such case, upon 30 days’ prior written notice to the Company, at such other jurisdictions or locations within the United States where all actions reasonably requested by the Company to protect and perfect the interest of the Company in the Transferred Property have been taken and completed. Each of the Transferor and the Collection Agent agrees that from time to time, at the Transferor’s expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company may reasonably request in order to perfect, protect or more fully evidence the Transferred Property acquired by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, each of the Transferor and the Collection Agent agrees that it will, upon the request of the Company, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate. The Transferor hereby authorizes the Company to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Transferred Property now existing or hereafter arising without the signature of the Transferor where permitted by law. If the Transferor or the Collection Agent fails to perform any of its agreements or obligations under this Section 6.08, the Company, or its assignee, may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Company incurred in connection therewith shall be payable by the Transferor upon the Company’s demand therefor. For purposes of enabling the Company to exercise its rights described in the preceding sentence and elsewhere in this Article VI, each of the Transferor and the Collection Agent hereby authorizes the Company to take any and all steps following an Event of Termination in the Transferor’s or the Collection Agent’s, as applicable, name and on behalf of the Transferor necessary or desirable, in the determination of the Company, to collect all amounts due under any and all Receivables, including endorsing the Transferor’s or the Collection Agent’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

SECTION 6.09. Obligations With Respect to Receivables. Each of the Transferor and the Collection Agent will (a) at the Transferor’s expense, regardless of any exercise by the Company of its rights hereunder, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Property to the same extent as if Transferred Property therein had not been Transferred hereunder and (b) pay when due any taxes, including sales, excise or personal property taxes, payable in connection with the Transferred Property. In no event shall the Company have any obligation or liability with respect to any Transferred Property or related Contracts, nor shall it be obligated to perform any of the obligations of the Collection Agent or the Transferor or any of their respective Affiliates thereunder. Each of the Transferor and the Collection Agent agrees it will timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

SECTION 6.10. Applications of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor shall, except as otherwise specified by such Obligor or otherwise required by contract or Applicable Law and unless otherwise instructed by the Company, be applied as a Collection of any Receivables constituting Transferred Property of such Obligor, in the order of the age of such Receivables, starting with the oldest such Receivable, to the extent of any amounts then due and payable thereunder, before being applied to any other indebtedness, account, general intangible or obligation of such Obligor.

SECTION 6.11. Annual Servicing Report of Independent Audit Firm. On an annual basis on or before the date which is 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2012, the Collection Agent shall engage and cause FTI Consulting, Inc. or another firm acceptable to the Company and its assigns, to provide the Collection Agent and the Company with a report setting forth the results of such firm’s review of the Receivables, in form and in scope satisfactory to the Company and the Collection Agent; provided that in no event shall such report include “Protected Health Information”, as such term is defined in regulations implementing HIPAA; provided further that such independent audit firm shall be required to enter into a Business Associate Agreement with the Collection Agent. The Transferor hereby authorizes such firm to discuss such affairs, finances and performance with representatives of the Company and its designees.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (any such event, an “Event of Termination”) shall occur:

(a) The Collection Agent or the Transferor shall fail to make any payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for five Business Days; or

(b) Any representation or warranty made or deemed to be made by the Transferor or the Collection Agent (or any of their respective officers or agents) under or in connection with any Document, including any Monthly Report other than with respect to the status of a Receivable as an Eligible Receivable or any other information, report or officer’s certificate delivered pursuant hereto, shall prove to have been false, incorrect or misleading in any material respect when made or deemed made, unless and solely to the extent (i) such representation or warranty does not contain a grace period within such provision, and (ii) such misrepresentation is capable of being cured within 10 days, the Collection Agent or the Transferor delivers a written certificate to the Company certifying that such false, incorrect or misleading statement, and all ramifications thereof under this Agreement or any Document has been cured in full (together with such data demonstrating such cure) by earlier to occur of (x) the date on which written notice shall have been given to the Transferor and (y) the date on which a Responsible Officer of the Collection Agent or the Transferor acquires knowledge thereof; or

(c) The Transferor or the Collection Agent shall fail to perform or observe, beyond the applicable grace or cure period therein, any term, covenant or agreement (other than any term, covenant or agreement described in another clause of this Section 7.01) contained in any Document on its part to be performed or observed and any such failure (other than a failure with respect to any of Section 5.01(d) and (i), in each case, as to which no grace period shall apply) shall remain unremedied for 10 days after written notice thereof shall have been given by the Company to the Transferor, or this Agreement or any other Document shall cease to be effective or be a legally valid, binding and enforceable obligation of the Company, the Transferor or the Collection Agent, as the case may be or any of their respective Affiliates shall contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement or any other Document; or

(d) (i) The Transferor, the Parent or the Collection Agent shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period) or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, the obligations under which constitute Material Indebtedness; provided that this clause (ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; or

(e) Either (i) any Transfer shall, for any reason, except to the extent permitted by the terms hereof, cease to create with the Company a valid and perfected first priority ownership interest in the Transferred Property with respect thereto free and clear of any Lien

(other than Permitted Liens referred to in clause (b) of the definition thereof), which shall remain unremedied for five Business Days after the earlier of delivery of notice thereof by the Company or discovery thereof by the Collection Agent or the Transferor or (ii) this Agreement shall for any reason cease to evidence the transfer to the Company of legal and equitable title to, and ownership of, the Transferred Property; or

(f) (i) The Transferor, the Parent or the Collection Agent shall (A) become insolvent, generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; (B) any Insolvency Proceeding or any other proceeding seeking the entry of an order for relief or the appointment of a receiver, receiver/manager, custodian, trustee, or other similar official for it or for any substantial part of its property shall be instituted by the Transferor, the Parent or the Collection Agent or (C) any Insolvency Proceeding or any other proceeding seeking the entry of an order for relief or the appointment of a receiver, receiver/manager, custodian, trustee, or other similar official for it or for any substantial part of its property shall be instituted against any the Transferor, the Parent or the Collection Agent, and such other proceeding shall remain unstayed for a period of 60 days, or the requested adjudication, relief or other action sought thereby shall have been made, granted or taken, or (ii) the Transferor, the Parent or the Collection Agent shall take any corporate or entity-level action that authorizes any of the actions set forth above in this Section 7.01(f); or

(g) There shall have occurred and be continuing an “Event of Default” under the Loan Agreement; or

(h) There shall have occurred and be continuing an “Event of Termination” under the Sale Agreement; or

(i) There shall have occurred a Change in Control; or

(j) There shall have occurred any material adverse change in the business or financial condition of the Transferor since December 31, 2011, which could reasonably be expected to affect the value or collectability of the Receivables or the ability of the Company, the Collection Agent or the Transferor to collect the Receivables or otherwise perform its respective obligations under this Agreement or any other Document; or

(k) A Servicer Termination Event shall have occurred and be continuing; or

(l) The Transferor or the Company shall have become subject to registration as an “investment company” within the meaning of the Investment Company Act; or

(m) One or more judgments shall be rendered against the Transferor, the Collection Agent, the Company or the Parent or any combination thereof (to the extent not paid or fully covered by insurance) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Transferor, the Collection Agent, the Company or the Parent to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $50,000,000; or

(n) An ERISA Event shall have occurred that, in the opinion of the Company, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Parent and its ERISA Affiliates in an aggregate amount exceeding $50,000,000;

then, and in any such event, the Company may, by notice to the Transferor (a “Termination Declaration Notice”) declare the Termination Date to have occurred, except that, in the case of any event described in clause (i)(B) or clause (i)(C) of Section 7.01(f) above or any event described in Section 7.01(d) above, the Termination Date shall be deemed to have occurred automatically without notice upon the occurrence of such event.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Transferor.

(a) Without limiting any other rights which the Company may have hereunder or under Applicable Law, each of the Collection Agent and the Transferor hereby agrees to indemnify the Company and its transfers and assigns, and each of their respective directors, officers, employees, agents and attorneys (all of the foregoing being individually referred to as an “Indemnified Party” and being collectively referred to as “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or actually incurred by any of them arising out of or resulting from this Agreement, the Sale Agreement, the Loan Agreement or any other Document or the use of proceeds of any Transfer or in respect of any Transferred Property. Without limiting or being limited by the foregoing, the Transferor shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) Any Receivable represented or deemed represented by the Transferor to be an Eligible Receivable which was not an Eligible Receivable as of the Transfer Date thereof;

(ii) reliance on any representation or warranty made or deemed made by the Transferor, the Collection Agent or any of their respective officers under or in connection with this Agreement, the Sale Agreement, the Loan Agreement or any other Document, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(iii) the failure by the Transferor or the Collection Agent to comply with any term, provision or covenant contained in this Agreement, the Sale Agreement, the Loan Agreement or any other Documents, or any Contract, or with any Applicable Law with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable, the related Contract or the Related Security with any such Applicable Law;

(iv) the failure to (A) vest and maintain vested in the Company or to transfer to the Company, legal and equitable title to and ownership of, the Receivables and the other

Transferred Property which are, or are intended to be, Contributed by the Transferor hereunder or (B) grant to the Company a valid and perfected first priority “security interest” under Article 9 of the UCC in and to the Receivables which are, or are purported to be, Transferred Property, together with all Collections and Related Security, in each case free and clear of any Lien (other than Permitted Liens referred to in clause (b) of the definition thereof) whether existing at the time of the Transfer of any such Receivable or at any time thereafter;

(v) the failure by the Transferor to make any payment required on its part to be made hereunder;

(vi) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Receivables and other Transferred Property which are, or are intended to be, Transferred by the Transferor hereunder, whether at the time of any Transfer or at any subsequent time;

(vii) any failure of the Transferor or the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or the other Documents or to perform its duties under the Contracts;

(viii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable or Contract;

(ix) any set-off by any Collection Account Bank or the Concentration Account Bank against Collections;

(x) the failure to pay when due any taxes which are the Transferor’s responsibility, including sales, excise or personal property taxes payable in connection with the Transferred Property or the sale or contribution thereof;

(xi) the commingling of Collections of Transferred Property at any time with other funds;

(xii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Transfers or the ownership by the Company of Transferred Property;

(xiii) any attempt by any Person to void or otherwise avoid any transfer of any Transferred Property from the Transferor to the Company under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Law; or

(xiv) the inclusion in any Transferred Receivable any portion of the Expected Net Value of which represents sales taxes.

(b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Transferor to the Company within 10 Business Days following the Company’s demand therefor. Notwithstanding any other provision of this Agreement to the contrary, the Transferor shall not indemnify any Indemnified Party for or with respect to any Indemnified Amounts (i) that would constitute recourse for uncollectible Receivables due to the bankruptcy or insolvency of the related Obligor or (iii) that arise solely from such Indemnified Party’s gross negligence, bad faith or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments and Waivers. No amendment or modification of any provision of this Agreement or any Document shall be effective without the written agreement of the parties hereto and, to the extent then required in the Loan Agreement, the written consent of the Administrative Agent and the Managing Agents, and no termination or waiver of any provision of this Agreement or any Document or consent to any departure therefrom shall be effective without the written concurrence of the Company, the Administrative Agent and each Managing Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02. Notices, Etc.

(a) All notices, demands, requests and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, and addressed to (i) if to the Transferor, at 4000 Meridian Boulevard, Franklin, TN 37067, to the attention of Rachel A. Seifert, Facsimile No.: 615-373-9704, Telephone No.: 615-465-7000, Email: Rachel_Seifert@chs.net, (ii) if to the Collection Agent at 4000 Meridian Boulevard, Franklin, TN 37067, to the attention of Rachel A. Seifert, Facsimile No.: 615-373-9704, Telephone No.: 615-465-7000, Email: Rachel_Seifert@chs.net, and (iii) if to the Company at 4000 Meridian Boulevard, Franklin, TN 37067, to the attention of Rachel A. Seifert, Facsimile No.: 615-373-9704, Telephone No.: 615-465-7000, Email: Rachel_Seifert@chs.net, or to such other address as shall be notified in writing to the other parties hereto.

(b) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (x) if delivered by hand or overnight courier service or sent by facsimile or electronic mail, on the date of receipt or (y) if delivered by certified or registered mail, five Business Days after dispatch, in each case under clauses (x) and (y), delivered, sent, transmitted or mailed (properly addressed) to such party as provided in this Section 9.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.02. Notwithstanding the foregoing, no notice, demand, request or other communication pursuant to Article II shall be effective until received.

SECTION 9.03. Setoff and Counterclaim. All payments to be made by the Transferor or the Collection Agent under this Agreement shall be made free and clear and each of the Transferor and the Collection Agent hereby irrevocably and unconditionally waives all rights of any counterclaim, set-off, deduction or other defense, which the Transferor or the

Collection Agent may have against the Company, or against each other, whether under contract (including this Agreement), Applicable Law, in equity or otherwise. The obligation of the Transferor and the Collection Agent to make the payments and deposits contemplated by this Agreement is absolute and unconditional.

SECTION 9.04. No Waiver; Remedies. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.05. Binding Effect; Assignability; Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Transferor, the Company, the Collection Agent and their respective successors and permitted assigns. The Transferor may not assign its rights and obligations or any interest herein or delegate any of its duties hereunder or under the other Transferor Documents, in each case, without the prior written consent of the Company. The Company may assign at any time all of its rights and obligations hereunder and interests herein without the consent of the Transferor or the Collection Agent. All such assignees, including parties to the Loan Agreement, shall be third party beneficiaries of, and shall be entitled to enforce the Company’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment. Without limiting the foregoing, the Transferor acknowledges (a) the assignment of Company’s rights and interests hereunder to the Administrative Agent (via the assignment by the Company to the Administrative Agent) pursuant to the Assignment of Agreements and agrees that, subject to the terms set forth in the Assignment of Agreements, the Sale Agreement and the Loan Agreement, the Administrative Agent (and any further assignee of any such assignee) shall have the right, as the assignee of the Company (or the assignee of such assignee), to enforce the Company’s rights and remedies under this Agreement directly against such party (including the right (i) to appoint a successor Collection Agent and (ii) to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Transferor hereunder to the same extent as the Company may do), but without any obligation on the part of any such assignee to perform any of the obligations of the Company hereunder and (b) that the Administrative Agent, each Managing Agent, each Lender and each other Secured Party (as defined in the Loan Agreement) is an intended third party beneficiary of this Agreement to the same extent as if they were parties hereto, and that each of them is relying on, among other things, the representation and warranties of the Transferor hereunder in entering into the Loan Agreement. The Transferor and the Collection Agent agrees that it shall send to the Administrative Agent and each Managing Agent (at the address set forth in the Loan Agreement) a copy of all written notices required to be given by such Person to the Company hereunder.

SECTION 9.06. Term of this Agreement. This Agreement, including the Transferor’s and the Collection Agent’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Transferor pursuant to Article IV, the indemnification and payment provisions of Article VIII and the provisions of Section 9.12 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.07. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE; SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL, IN ACCORDANCE WITH § 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE TRANSFEROR, AND THE COLLECTION AGENT EACH HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE UNITED STATES AND THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSFEROR DOCUMENT, ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(b) Each party hereto agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to it at its address specified in Section 9.02. Nothing in this Section 9.07 shall affect the right of any party to serve legal process in any other manner permitted by law.

SECTION 9.08. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY, THE TRANSFEROR AND THE COLLECTION AGENT EACH WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSFEROR DOCUMENT, ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

SECTION 9.09. Costs, Expenses and Taxes. In addition to the rights of indemnification granted to the Company and the other Indemnified Parties under Article VIII hereof, the Transferor agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Company and its assignee incurred in connection with the preparation, execution, delivery, administration (including periodic auditing permitted hereunder), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including rating agency fees, auditor fees, the annual servicing report referred to in Section 6.11 and out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of counsel for the Company and its assignee with respect thereto, and with respect to advising the Company and its assignee as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including counsel fees and expenses), incurred by the Company and its assignee in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

SECTION 9.10. No Proceedings. The Transferor and the Collection Agent each hereby agrees that it will not institute against, or join any other Person in instituting against, the Company any action, event or proceeding of the type referred to in Section 7.01(f) so long as there shall not have elapsed one year plus one day since the later of (i) the Collection Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

SECTION 9.11. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the Sale Agreement, the Loan Agreement and the other Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 9.12. Waiver of Consequential Damages. (a) Each of the Collection Agent and the Transferor agrees that no Indemnified Party shall have any liability to them or any of their equity holders or creditors in connection with this Agreement, the other Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings), and hereby waives any such claim.

(b) The Company agrees that none of the Transferor, the Collection Agent or their respective Affiliates shall have any liability to them or any of their equity holders or creditors in connection with this Agreement, the other Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings), and hereby waives any such claim.

(c) The provisions of this Section 9.12 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPANY:	CHS RECEIVABLES FUNDING, LLC

	By:	/s/ James W. Doucette
		Name:	James W. Doucette
		Title:	Vice President and Treasurer

TRANSFEROR:	CHS/COMMUNITY HEALTH SYSTEMS, INC.

	By:	/s/ James W. Doucette
		Name:	James W. Doucette
		Title:	Vice President and Treasurer

Signature Page to

Receivables Purchase and Contribution Agreement

COLLECTION AGENT:	COMMUNITY HEALTH SYSTEMS PROFESSIONAL SERVICES CORPORATION

	By:	/s/ James W. Doucette
		Name:	James W. Doucette
		Title:	Vice President and Treasurer

Signature Page to

Receivables Purchase and Contribution Agreement

SCHEDULE I

CONDITION PRECEDENT DOCUMENTS

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Company on or before the Initial Transfer Date. Unless otherwise indicated, each of the documents below is dated as of March 21, 2012:

Document/Action

1.	Receivables Purchase and Contribution Agreement together with all schedules and exhibits

2.	Receivables Sale Agreement together with all schedules and exhibits

3.	Originator Notes (as defined in the Sale Agreement) for each of the Specified Originators individually and all of the other Originators collectively

4.	Assignment of Agreements

5.	Control Agreement with respect to Concentration Account

6.	Deposit Account Notification Agreement (Government Healthcare Receivables)

7.	Business Associate Agreement

8.	Secretary’s Certificate certifying and attaching (i) a copy of the certificate of incorporation or formation certified by the applicable Secretary of State, (ii) a copy of the operating agreement, by-laws or partnership agreement, as applicable, as amended through the Closing Date, (iii) a copy of the resolutions adopted, and (iv) the names and signatures of the officers authorized on its behalf to execute the agreements to be delivered by it, for each of:

(a)	Collection Agent

(b)	Each of the Originators

(c)	Transferor

9.	Good standing certificates and (if principal place of business is not the same as its jurisdiction of organization) certificates of foreign qualification from the applicable Secretary of State or other official, dated as of the date contained therein, with respect to each of the following entities as set forth below:

(a)	Collection Agent

(b)	Each of the Originators

(c)	Transferor

10.	Opinion of Kirkland & Ellis LLP, counsel for CHS and Borrower relating to issues of “true sale” and “non-consolidation”

11.	Opinion of Kirkland & Ellis LLP, counsel for Originators and CHS relating to issue of “true sale”

Sch. I-1

Document/Action

12.	Opinion of in-house counsel for Borrower, Collection Agent, Originators and CHS regarding additional corporate matters

13.	Opinion of Coppersmith Schermer & Brockelman PLC, health care counsel for the Company, Collection Agent, Originators and Transferor

14.	Opinion of Bradley Arant Boult Cummings LLP, Alabama local counsel for each of the Originators organized in such local counsel’s jurisdiction

15.	Opinion of Kutak Rock LLP, Arkansas local counsel for each of the Originators organized in such local counsel’s jurisdiction

16.	Opinion of Gammage & Burnham, PLC, Arizona local counsel for each of the Originators organized in such local counsel’s jurisdiction

17.	Opinion of Rutledge, Ecenia & Purnell, P.A., Florida local counsel for each of the Originators organized in such local counsel’s jurisdiction

18.	Opinion of Ballard Spahr LLP, Pennsylvania local counsel for each of the Originators organized in such local counsel’s jurisdiction

19.	Opinion of K&L Gates LLP, South Carolina local counsel for each of the Originators organized in such local counsel’s jurisdiction

20.	Opinion of Bradley Arant Boult Cummings LLP, Tennessee local counsel for each of the Originators organized in such local counsel’s jurisdiction

21.	Opinion of Liechty & McGinnis, LLP, Texas local counsel for each of the Originators organized in such local counsel’s jurisdiction

22.	Opinion of Hancock, Daniel, Johnson & Nagle, P.C., Virginia local counsel for each of the Originators organized in such local counsel’s jurisdiction

23.	Results of lien searches (including UCC and tax) from each of the relevant jurisdictions, dated as of the date contained therein, with respect to each of the following:

(a)	Collection Agent

(b)	Each of the Originators

(c)	Transferor

24.	Form of UCC-1 Financing Statement naming Transferor, as debtor/seller, the Company, as secured party/purchaser, and CA-CIB, as Administrative Agent, as Assignee which form shall be filed on or prior to the Initial Transfer Date

25.	Forms of UCC-1 Financing Statements (and UCC-3 as necessary) naming each Originator, as debtor/seller, Transferor, as secured party/purchaser, the Company, as assignee, and CA-CIB, as Administrative Agent, as assignee of the Company which form shall be filed on or prior to the Initial Transfer Date

Sch. I-2

Document/Action

26.	Forms of Financing statements, if any, necessary to terminate any financing statements covering the Receivables, Related Security or Collections previously filed against Transferor or any Originator in such Person’s jurisdiction of organization which forms shall be filed on or prior to the Initial Transfer Date

27.	Delivery of the most recent monthly report on March 20, 2012 with respect to the February 2012 collection period

Sch. I-3

SCHEDULE II

LEGAL NAME, JURISDICTION OF ORGANIZATION, ORGANIZATIONAL ID NUMBER, PRINCIPAL PLACE OF BUSINESS, CHIEF EXECUTIVE OFFICE, LOCATION OF RECORDS AND REGISTERED NAMES

The Legal Name of the Transferor is CHS/Community Health Systems, Inc.

The Transferor is organized in Delaware.

The Organizational ID Number of the Transferor is 2057824.

The principal place of business of the Transferor is 4000 Meridian Blvd., Franklin, TN 37067.

The chief executive office of the Transferor is 4000 Meridian Blvd., Franklin, TN 37067.

The Transferor keeps its Records at its principal place of business.

The Transferor does not have any currently registered trade names, fictitious names, assumed names or “doing business as” names or other names under which it is doing business.

Sch. II-1

SCHEDULE III

[Intentionally Omitted]

Sch. III-1

EXHIBIT A

FORM OF ASSIGNMENT OF AGREEMENTS

Attached.

ASSIGNMENT OF AGREEMENTS

ASSIGNMENT, dated as of [            ] (the “Assignment”) by CHS/Community Health Systems, Inc. (the “First Assignor”), CHS Receivables Funding, LLC, as the Company under the Contribution Agreement (as defined below) (the “Second Assignor” and together with the First Assignor, each an “Assignor” and collectively, the “Assignors”), in favor of Credit Agricole Corporate and Investment Bank, as Administrative Agent under the Loan Agreement (as defined below) (the “Assignee”).

FOR VALUE RECEIVED, (i) the First Assignor hereby assigns, transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over, endorses over, and delivers unto the Second Assignor, and the Second Assignor hereby assigns, transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over, endorses over, and delivers unto the Assignee, all right, title and interest of the First Assignor in and to, and all benefits of the First Assignor under, and all monies due or to become due to the First Assignor under or in connection with, that certain Receivables Sale Agreement, dated March 21, 2012, among each of the Persons listed on Schedule I thereto as the originators, Community Health Systems Professional Services Corporation, as the collection agent and the authorized representative and the First Assignor, as buyer (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Sale Agreement”) and (ii) the Second Assignor hereby assigns, transfers, grants, bargains, sells, conveys, hypothecates, pledges, sets over, endorses over, and delivers unto the Assignee, all right, title and interest of the Second Assignor in and to, and all benefits of the Second Assignor under, and all monies due or to become due to the Second Assignor under or in connection with, that certain Receivables Purchase and Contribution Agreement, dated March 21, 2012, between the First Assignor and the Second Assignor (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Contribution Agreement”, and together with the Sale Agreement, each an “Agreement” and collectively, the “Agreements”), in each case, as a full assignment (subject to the qualifications set forth in paragraph 4 below) and as an assignment as collateral security for all present and future obligations of the Second Assignor under the Receivables Loan Agreement, dated as of March 21, 2012, among the Second Assignor, the Assignee and the other lenders party thereto (as such agreement may be amended, modified or supplemented from time to time in accordance with its terms, the “Loan Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined). The rights assigned by each Assignor pursuant to the foregoing assignment are referred to herein as the “Assigned Rights”.

The First Assignor hereby irrevocably authorizes the Second Assignor, and the Second Assignor hereby irrevocably authorizes the Assignee, (i) to exercise all right, title and interest of such Assignor in and to all benefits of such Assignor under each of the Agreements (to the extent constituting any part of the Assigned Rights), including as assignee of either Assignor, and (ii) to ask, demand, receive, receipt and give acquittance for the payment to the Assignee, as assignee of the applicable Assignor, of any monies due or to become due to such Assignor under either of the Agreements (to the extent constituting part of the Assigned Rights), as the Assignee in its discretion may deem necessary or desirable to realize the benefits hereof and protect the Assignee’s rights hereunder; provided that the exercise of the foregoing rights by the Assignee shall be subject to the terms and conditions of the Loan Agreement.

Each Assignor agrees, covenants, represents and warrants that:

1.	Such Assignor’s right, title and interest in the Sale Agreement, in the case of the First Assignor, and each of the Agreements, in the case of the Second Assignor, are owned by such Assignor free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever, except for Permitted Liens. Without the Assignee’s prior written consent, such Assignor will not sell, transfer, assign, pledge or grant a security interest or any other Lien in any of the Agreements to any other Person. Any such sale, transfer, assignment, mortgage, pledge or encumbrance without the Assignee’s written consent shall be void and of no force and effect.

2.	Each of the Agreements is in full force and effect and is valid and enforceable in accordance with its terms, subject to bankruptcy and similar laws affecting creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law); the Agreements have not been modified, amended, altered or changed in any manner, except as permitted under paragraph 3 below; such Assignor will keep and perform the obligations to be kept and performed by it and will take all actions necessary and proper to keep each of the Agreements in full force and effect; and no Default, Event of Default (each as defined in the Loan Agreement), Termination or Event of Termination (each as defined in the Sale Agreement and the Contribution Agreement) has occurred and is continuing.

3.	Without the Assignee’s prior written consent, such Assignor will not amend (directly or indirectly), modify, supplement, waive compliance with, seek or grant a waiver under or assent to non-compliance with either of the Agreements to the extent such amendment, supplement or waiver would affect any material term or right thereunder or otherwise be adverse to the rights and interests of the Assignee.

4.	Such Assignor specifically acknowledges and agrees that the Assignee does not assume, and shall have no responsibility for, the payment of any sums due or to become due under either of the Agreements by such Assignor or the performance of any obligations to be performed under or with respect to each of the Agreements by such Assignor, and such Assignor hereby agrees to indemnify and hold the Assignee harmless with respect to any and all claims by any Person relating thereto, except for claims (i) that would constitute recourse for uncollectible Receivables due to the bankruptcy or insolvency of the related Obligor or (ii) arising out of the Assignee’s gross negligence, bad faith or willful misconduct. The Assignee, in its discretion, may file or record this Assignment.

5.

Subject to the terms and provisions of the Loan Agreement, following either (i)(x) the delivery of a Termination Declaration Notice or (y) the occurrence of an Event of Default under clause (g) of Section 7.01 of the Loan Agreement, or (ii) following the failure (in the Assignee’s reasonable judgment) of (x) the First Assignor or the Second Assignor to diligently exercise their respective duties, rights and remedies set forth under the Sale Agreement or the Contribution Agreement, as applicable and (y) the First Assignor or the Second Assignor to cure such failure within two Business Days after notice thereof from the Administrative Agent (the circumstances in either clause (i) or (ii) being a “Trigger of Assigned Rights”), the Assignee shall have all of the Assigned Rights (but none of the obligations) of each of the Assignors under each of the Agreements, including, without limitation, any and all rights to receive any and all payments due to either Assignor in connection with either of the Agreements (to the extent such payments constitute, arise from or are otherwise related to any of the Assigned Rights). Each Assignor agrees to execute and deliver any and all documents, additional assurances, writing or other instruments and take all further actions a may be reasonably requested by the Assignee to effectuate the purposes hereof and enable the Assignee to exercise all of the rights of the Assignors hereunder and under each of the Agreements. The specified rights and remedies to which the Assignee may resort under the terms of this Assignment are cumulative and are not intended to be exclusive of any other rights, remedies or means of redress to which the Assignee may be lawfully entitled; provided that the Assignee shall continue to comply with Section 10.14(d) of the Loan Agreement in connection with the exercise of such rights and remedies. Nothing contained in this Assignment and no act or action taken or not taken by the Assignee pursuant to the powers and rights granted to it hereunder or under any instrument shall be deemed to be a waiver by the Assignee of any of its rights and remedies against either Assignor in connection with or in respect of the Loan Agreement or either of the Agreements, which may be exercised by the Assignee prior to, simultaneously with, or subsequent to any action taken by the Assignee hereunder.

6.	Upon the occurrence of the Collection Date, this Assignment shall automatically terminate and shall be of no further force or effect.

7.	All rights of the Assignee hereunder and all obligations of the Assignors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Loan Agreement, any other Collateral Document or any other agreement or instrument relating to any of the foregoing (including the Agreements), (ii) any change in the time, manner or place of payment of, or in any other term of, the Loan Agreement or any other Collateral Document, or any other amendment or waiver of or consent to any departure therefrom (including the Agreements), (iii) any exchange, release or nonperfection of any of the Receivables or any other collateral security, or any release or amendment or waiver of or consent to or departure from any guarantee, or (iv) any other circumstance which might otherwise constitute a defense available to or discharge of an Assignor, or any other Person in respect of the obligations under the Loan Agreement, the Sale Agreement, the Contribution Agreement, the Collateral Documents or in respect of this Assignment or any assignment hereunder. In case any one or more of the provisions contained in this Assignment should be invalid, illegal or unenforceable the remaining provisions contained herein shall not in any way be affected or impaired.

8.	This Assignment shall inure to the benefit of the Second Assignor and the Assignee and their respective permitted successors, assigns and designees, and shall be binding upon any subsequent owner of the First Assignor’s and the Second Assignor’s interest in and to the Agreements and upon the Second Assignor and its successors, assigns and designees.

9.	Each Assignor covenants to execute and deliver to the Assignee, upon demand, such additional assurances, writings or other instruments as may be reasonably required by the Assignee to effectuate the purpose hereof. This Assignment may not be changed orally.

10.	This Assignment shall be governed by the laws of the State of New York, without giving effect to conflicts of law principles requiring the application of the laws of another jurisdiction.

11.	The First Assignor hereby irrevocably designates and appoints the Assignee, as assignee of the First Assignor, and the Second Assignor hereby irrevocably designates and appoints the Assignee, in each case, as attorney-in-fact of such Assignor with full power of substitution, and with authority, subject to the terms of the Loan Agreement: to execute and deliver for and on behalf of such Assignor any and all instruments, documents, agreements and other writings necessary or advisable for the exercise on behalf of such Assignor pursuant hereto of any rights, benefits or options created or existing under or pursuant to each of the Agreements and in this regard, to endorse the name of such Assignor on its behalf on any and all notes, acceptances, checks, drafts, money orders, instruments or other evidences of payment on the Receivables, that may come into the Assignee’s possession; to execute proofs of claim and loss; to execute endorsements, assignments or other instruments of conveyance and transfer; to execute releases; and to do all other acts and things necessary and advisable in the discretion of the Assignee to carry out and enforce this Assignment. All acts done by the Assignee under the foregoing authorization are hereby ratified and approved, and neither the Assignee or its successors nor any designee or agent thereof shall be liable for any acts of commission or omission (other than acts committed or omitted through bad faith, gross negligence or willful misconduct), for any error of judgment or for mistake of facts or law. This power of attorney being coupled with an interest is irrevocable while this Assignment remains in force and effect. Notwithstanding the foregoing, the rights of the Assignee under this paragraph 11 shall be exercisable only upon a Trigger of Assigned Rights.

12.	Each of the Assignors agrees that any copy of this Assignment signed by such Assignor and transmitted by PDF copy or fax for delivery to the Assignee shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the date first above written.

CHS/COMMUNITY HEALTH SYSTEMS, INC., as First Assignor

By:
Title:

CHS RECEIVABLES FUNDING, LLC, as Second Assignor

By:
Title:

[Signature Page to Assignment of Agreements]

ACKNOWLEDGED BY: CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Administrative Agent, as Assignee

By:
Title:

By:
Title:

[Signature Page to Assignment of Agreements]

EXHIBIT B

FORM OF BUSINESS ASSOCIATE AGREEMENT

Attached.

BUSINESS ASSOCIATE AGREEMENT

This CA-CIB Business Associate Agreement (the “Business Associate Agreement”) is made as of [                    ] (the “Effective Date”), by and among CHS Receivables Funding, LLC and Community Health Systems Professional Service Corporation (collectively, “CHS Entity”) and Credit Agricole Corporate and Investment Bank (“CA-CIB”), for itself and each of the other lenders party to the Receivables Loan Agreement, dated as of March 21, 2012, among the CHS Entity, the lenders and managing agents party thereto from time to time and CA-CIB, as administrative agent for the lenders (the “Loan Agreement”), that on behalf of CHS Entity performs or assists in the performance of a function or activity involving PHI (as defined below) (collectively the “Parties”) to comply with Privacy Standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E (“the Privacy Rule”), the Security Standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, 45 C.F.R. parts 160, and 164, subpart C (“the Security Rule”), and the Breach Notification Standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, 45 C.F.R. part 164, subpart D (“the Breach Notification Rule”) (together with the Privacy Rule and the Security Rule are collectively referred to herein as the “HIPAA Rules”).

RECITALS

WHEREAS, CA-CIB performs, or assists in the performance of, functions or activities on behalf of CHS Entity (“Services”);

WHEREAS, in connection with these Services, CHS Entity may disclose to CA-CIB certain Protected Health Information (as defined below) that is subject to protection under the HIPAA Rules; and

WHEREAS, the HIPAA Rules require that CHS Entity receive adequate assurances that CA-CIB will comply with certain obligations with respect to the Protected Health Information received in the course of providing services to or on behalf of CHS Entity.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

A.	Definitions.

1.	Unless otherwise provided, all capitalized terms in the Agreement will have the same meaning as provided under the Privacy Rule, the Security Rule, and the Breach Notification Rule.

2.	Protected Health Information or PHI, as defined by the Privacy Rule, for this Business Associate Agreement means PHI that is received from, or created on behalf of, CHS Entity by CA-CIB.

B.	Purposes for which PHI May Be Disclosed to CA-CIB. In connection with the Services provided by CA-CIB to or on behalf of CHS Entity, CHS Entity may disclose PHI to CA-CIB during the performance of the Services.

C.	Obligations of CA-CIB.

1.	Compliance with Laws. CA-CIB agrees to comply with applicable federal confidentiality and security laws, specifically the provisions of the Privacy Rule, Security Rule and Breach Notification Rule that are applicable to CA-CIB, and with the requirements of Title XIII, Subtitle D of the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, codified at 42 U.S.C. §§ 17921-17954 and any regulations issued by the Department of Health and Human Services (“HHS”) to implement the HITECH Act, as of the date by which CA-CIB is required to comply with such referenced statutes and regulations.

2.	Use and Disclosure of PHI. CA-CIB shall not use or disclose PHI except as necessary to provide Services or as Required by Law. CA-CIB may use and disclose PHI as necessary for the proper management and administration of CA-CIB, or to carry out its legal responsibilities, in which case CA-CIB shall:

(a)	provide information to members of its Workforce using or disclosing PHI regarding the confidentiality requirements of the Privacy Rule and this Business Associate Agreement;

(b)	obtain reasonable assurances from the person or entity to whom the PHI is disclosed that: (i) the PHI will be held confidential and further used and disclosed only as Required by Law or for the purpose for which it was disclosed to the person or entity; and (ii) the person or entity will promptly notify CA-CIB of any instances of which it is aware in which confidentiality of the PHI has been breached; and

(c)	agree to notify the designated Privacy Officer of CHS Entity of any instances of which it is aware in which the PHI is used or disclosed for a purpose that is not otherwise provided for in this Business Associate Agreement or for a purpose not expressly permitted by the HIPAA Rules within a reasonable time period.

3.	Safeguards. CA-CIB shall maintain appropriate safeguards to ensure that PHI is not used or disclosed other than as permitted by this Business Associate Agreement or as Required by Law. CA-CIB shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of any electronic PHI it creates, receives from, maintains, or transmits on behalf of CHS Entity.

4.	Minimum Necessary. CA-CIB shall limit its uses and disclosures of PHI to the “Minimum Necessary,” i.e., that only PHI that is the minimum necessary to accomplish the intended purpose of the use, disclosure, or request is used or disclosed.

5.	Disclosure to Agents and Subcontractors. If CA-CIB discloses PHI received from CHS Entity, or created or received by CA-CIB on behalf of CHS Entity, to agents, including a subcontractor, CA-CIB shall require the agent or subcontractor to agree to the same restrictions and conditions as apply to CA-CIB under this Business Associate Agreement. CA-CIB shall ensure that any agent, including a subcontractor, agrees to implement reasonable and appropriate safeguards to protect the confidentiality, integrity, and availability of the electronic PHI that it creates, receives from, maintains, or transmits on behalf of CHS Entity.

6.	Individual Rights. CA-CIB agrees as follows:

(a)	Individual Right to Copy or Inspection. If an Individual makes a request for access directly to CA-CIB, CA-CIB will within five (5) business days forward such request in writing to CHS Entity. CHS Entity will be responsible for making all determinations regarding the grant or denial of an Individual’s request for PHI and CA-CIB will make no such determinations. Only CHS Entity will release PHI to an Individual pursuant to such a request.

(b)	Accounting of Disclosures. CA-CIB agrees to maintain documentation of the information required to provide an Accounting of Disclosures of PHI in accordance with 45 C.F.R. § 164.528, and to make this information available to CHS Entity upon CHS Entity’s request, in order to allow CHS Entity to respond to an Individual’s request for Accounting of Disclosures. Such accounting is limited to disclosures that were made in the six (6) years prior to the request (not including disclosures prior to the compliance date of the Privacy Rule) and shall be provided for as long as CA-CIB maintains the PHI. If an Individual requests an Accounting of Disclosures directly from CA-CIB, CA-CIB will within five (5) business days forward the request and its Disclosure record to CHS Entity within a reasonable time period of CA-CIB’s receipt of the Individual’s request. CHS Entity will be responsible for preparing and delivering the Accounting to the Individual. CA-CIB will not provide an Accounting of its Disclosures directly to any Individual.

7.	Internal Practices, Policies and Procedures. Except as otherwise specified herein, CA-CIB shall make available its internal practices, policies and procedures relating to the use and disclosure of PHI, received from or on behalf of CHS Entity, to the Secretary or his or her agents for the purpose of determining CHS Entity’s compliance with the HIPAA Rules, or any other health oversight agency, or to CHS Entity. CA-CIB shall make requested records, that are not protected by an applicable legal privilege, available in the time and manner specified by CHS Entity or the Secretary.

8.	Withdrawal of Authorization. If an Individual’s specific authorization is required for use or disclosure of PHI in this Business Associate Agreement, and the Individual revokes such authorization, the effective date of such authorization has expired, or such authorization is found to be defective in any manner that renders it invalid, CA-CIB shall, if it has notice of such revocation, expiration, or invalidity, cease the use and disclosure of the Individual’s PHI except to the extent it has relied on such use or disclosure, or if an exception under the Privacy Rule expressly applies.

9.	Security Incident. CA-CIB agrees to report to CHS Entity any Security Incident of which CA-CIB becomes aware, as follows:

(a)	Attempted incidents, i.e., those incidents that are unsuccessful, shall be reported to CHS Entity within 30 days of CHS Entity’s written request. CHS Entity will not make such a request more frequently than quarterly. If the definition of “Security Incident” is amended under the Security Rule to remove the requirement for reporting “unsuccessful” attempts to use, disclose, modify or destroy Electronic Protected Health Information, this Section 10(a) shall no longer apply as of the effective date of such amendment.

(b)	Successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operation shall be reported to CHS Entity within a reasonable time period.

10.	Breaches of Unsecured PHI. CA-CIB will report in writing to CHS Entity any Breach of Unsecured Protected Health Information, as defined in the Breach Notification Rule, within five (5) business days of the date CA-CIB learns of the incident giving rise to the Breach. CA-CIB will provide such information to CHS Entity as required in the Breach Notification Rule.

D.	Obligations of CHS Entity. CHS Entity shall notify CA-CIB of any restriction on the use or disclosure of PHI to which CHS Entity has agreed in accordance with the relevant provisions of HIPAA, to the extent that such restriction may affect CA-CIB’s use or disclosure of PHI. CHS Entity agrees (i) to use appropriate safeguards to maintain and ensure the confidentiality, privacy and security of Protected Health Information transmitted to CA-CIB pursuant to this Business Associate Agreement, in accordance with the standards and requirements of HIPAA and the Privacy Standards and, as applicable, the Security Standards, until such Protected Health Information is received by CA-CIB; (ii) to inform CA-CIB of any consent or authorization, including any changes in or withdrawal of any such consent or authorization, provided to CHS Entity by an individual pursuant to 45 C.F.R. § 164.506 or § 164.508.

E.	Term and Termination.

1.	Term. This Business Associate Agreement shall be effective as of the Effective Date and shall be terminated concurrently with the termination of the Loan Agreement, or as otherwise provided in this Business Associate Agreement.

2.	Termination for Breach. If CHS Entity determines that CA-CIB or its subcontractors or agents has breached a material term of this Business Associate Agreement, CHS Entity will provide CA-CIB with written notice of the breach and afford CA-CIB the opportunity to cure the breach to the satisfaction of CHS Entity. If CA-CIB or its subcontractors or agents do not cure the breach or end the violation within thirty (30) days, CHS Entity shall, if feasible, terminate: (a) this Business Associate Agreement; and (b) all of the provisions of the Facility Documents (as defined in the Loan Agreement) that involve the use or disclosure of Protected Health Information; provided, however, that such termination shall be deemed to be infeasible unless and until the Loan Agreement is likewise terminated in accordance with its terms or CA-CIB otherwise agrees in writing to such termination. If neither termination nor cure is feasible in accordance with this paragraph, CHS Entity shall report the violation to the Secretary of the Department of Health and Human Services and shall provide CA-CIB with a copy of such report.

3.	Effect of Termination. Upon termination of this Business Associate Agreement for any reason, CA-CIB agrees to return or destroy all PHI received from CHS Entity, or created or received by CA-CIB on behalf of CHS Entity, maintained by CA-CIB in any form; provided that if CA-CIB determines that the return or destruction of PHI is not feasible, CA-CIB shall inform CHS Entity in writing of the reason thereof, and shall agree to extend the protections of this Business Associate Agreement to such PHI and limit further uses and disclosures of the PHI to those purposes that make the return or destruction of the PHI not feasible for so long as CA-CIB retains the PHI.

F.	Miscellaneous.

1.	Survival. The respective rights and obligations of CA-CIB under Section C of this Business Associate Agreement shall survive the termination of this Business Associate Agreement.

2.	Amendments. This Business Associate Agreement may not be changed or modified in any manner except by an instrument in writing signed by a duly authorized officer of each of the Parties hereto. The Parties, however, agree to amend this Business Associate Agreement from time to time to the extent necessary to allow CHS Entity and CA-CIB to comply with the requirements of the HIPAA Rules.

3.	No Waiver. Failure or delay on the part of either Party to exercise any right, power, privilege or remedy hereunder shall not constitute a waiver thereof. No provision of this Business Associate Agreement may be waived by either Party except by a writing signed by an authorized representative of the Party making the waiver.

4.	Severability. The provisions of this Business Associate Agreement shall be severable, and if any provision of this Business Associate Agreement shall be held or declared to be illegal, invalid or unenforceable, the remainder of this Business Associate Agreement shall continue in full force and effect as though such illegal, invalid or unenforceable provision had not been contained herein.

5.	No Third Party Beneficiaries. Nothing in this Business Associate Agreement shall be considered or construed as conferring any right or benefit on a person not party to this Business Associate Agreement nor imposing any obligations on either Party hereto to persons not a party to this Business Associate Agreement.

6.	Headings. The descriptive headings of the articles, sections, subsections, exhibits and schedules of this Business Associate Agreement are inserted for convenience only, do not constitute a part of this Business Associate Agreement and shall not affect in any way the meaning or interpretation of this Business Associate Agreement.

7.	Entire Agreement. This Business Associate Agreement, together with all amendments, if applicable, which are fully completed and signed by authorized persons on behalf of both Parties from time to time while this Business Associate Agreement is in effect, constitutes the entire Business Associate Agreement between the Parties hereto and together with the Facility Documents (as defined in the Loan Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous written or oral understandings, agreements, negotiations, commitments, and any other writing and communication by or between the Parties with respect to the subject matter hereof.

8.	Interpretation. Any ambiguity in this Business Associate Agreement shall be resolved in favor of a meaning that permits CHS Entity to comply with the HIPAA Rules. The provisions of this Business Associate Agreement shall prevail over the provisions of any other Business Associate Agreement that exists between the Parties that may conflict with, or appear inconsistent with, any provision of this Business Associate Agreement or the HIPAA Rules.

9.	Regulatory References. A citation in this Business Associate Agreement to the Code of Federal Regulations shall mean the cited section as that section may be amended from time to time.

Agreed to:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:

            (Authorized Signature)

Name:

Title:

Date:

By:

            (Authorized Signature)

Name:

Title:

Date:

Signature Page to Business Associate Agreement

(Administrative Agent)

Agreed to:

CHS Receivables Funding, LLC

By:

            (Authorized Signature)

Name:

Title:

Date:

Community Health Systems Professional Service Corporation

By:

            (Authorized Signature)

Name:

Title:

Date:

Signature Page to Business Associate Agreement

(Administrative Agent)

EXHIBIT C

FORM OF MONTHLY REPORT

Previously provided.